SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                        Date of Report: November 4, 2010


                          TOMBSTONE TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


            Colorado                  333-138184              51-0431963
-----------------------------  -----------------------   -----------------------
(State or other jurisdiction   (Commission File Number)  (IRS Employer Identifi
    of incorporation)                                         -cation Number)


         10001 Woodloch Forest Drive, Suite 325, The Woodlands, TX 77380
         ---------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


                                  281-825-5000
                                  ------------
               Registrant's telephone number, including area code


                    5830 Highlands Drive, Longmont, CO 80503
                    ----------------------------------------
                 (Former address, if changed since last report)

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:


[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

         This report contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled "Description of Business," "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations." These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned "Risk Factors" above. In some cases, you can identify forward-looking statements by terms such as
"anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "would" and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

         Also, forward-looking statements represent our estimates and assumptions only as of the date of this report. You should read this registration statement and the documents that we reference and filed as exhibits to the registration statement completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.





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                SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01  Entry Into a Material Definitive Agreement

     Tombstone Technologies, Inc. hereby incorporates by reference its response in Item 2.01 in response to Item 1.01.

                        SECTION 2 - FINANCIAL INFORMATION

Item 2.01  Completion Of Acquisition Or Disposition Of Assets

     On January 19, 2010, Tombstone Technologies, Inc., a Colorado corporation ("Tombstone") and its wholly owned subsidiary Hunt Acquisition Corp ("Merger Sub") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Hunt Global Resources, Inc., a Texas corporation ("Hunt").

     The Merger Agreement and the acquisition agreed to therein (the "Acquisition") was closed on October 29, 2010. At the closing, Hunt stockholders exchanged 91% of its outstanding shares for Tombstone stock and Hunt was merged into Merger Sub, with Hunt as the surviving entity. The Company anticipates that the remaining 9% of stockholders will exchange their shares or exercise dissenter's rights. The transaction was structured as a reverse merger whereby the shareholders of Hunt were issued Common and Preferred Stock that will result in ownership of approximately 94.6% of the issued and outstanding stock of Tombstone on a fully diluted as-converted basis (after the remaining 9% of its outstanding shares are exchanged). As a result, Hunt stockholders and management own a controlling interest in the combined company.

     Upon completion of the exchange of the remaining 9% of Hunt shares, this transaction resulted in the issuance of Tombstone shares as follows:

     o 29,000,000 shares of restricted Common Stock of Tombstone to the holders of Hunt Common Stock and Hunt Preferred Stock;

     o 125,000 shares of a new series of Class A Convertible Preferred Stock of Tombstone to certain holders of Hunt Common Stock (having a conversion ratio of one share of Preferred Stock to 208 shares of Common Stock of Tombstone);

     o 125,000 shares of a new series of Class B Convertible Preferred Stock of Tombstone to the "Controlling Stockholders" of Hunt Common Stock (having a conversion ratio of one share of Preferred Stock for 248 shares of Common Stock of Tombstone and having a quarterly dividend of $0.56 per share); and

     o A reserve for issuance of an additional 10,265,999 additional shares of Tombstone Common Stock for the exercise of Tombstone stock options for 1,689,999 shares of Tombstone Common Stock that have been extended for two years and the exercise of Hunt warrants for 8,576,000 shares of Hunt Common Stock.

            The holders of 7,436,000 shares of Hunt Preferred Stock and warrants to purchase 8,576,000 shares of Hunt Common Stock were converted into restricted Tombstone Common Stock and Warrants on a one for one basis. The Controlling Stockholders of Hunt (Jewel and Lisa Hunt and George Sharp via Crown Financial) converted a substantial portion of their Hunt Common Stock into Tombstone Class B Preferred Stock and will be required to hold such shares for two years unless the Tombstone Common Stock achieves a $7.00 trading price for 10 consecutive trading days. The remaining shares of outstanding Hunt Common Stock were converted into a combination of Tombstone Common Stock and Class A Preferred Stock on a pro rata basis. The holders of Tombstone Class A Preferred Stock will be required to hold such shares for one year unless the Tombstone Common Stock achieves a $3.00 trading price for 10 consecutive trading days.

            As a result of this transaction, Tombstone created two additional classes of securities, the Class A Convertible Preferred Stock (Class A) and Class B Convertible Preferred Stock (Class B). The Class A has a deemed purchase price of $10.00 per share, shall rank senior to the Common Stock and all classes of Preferred Stock, bear no dividends, has voting rights of two hundred eight
(208) votes for each one (1) share of Class A shares and has a liquidation preference of $10,000 per share. The holders of Class A will have the right to convert each share of Class A for 208 shares of Common Stock should the Common Stock trade at an average price of $3.00 per share for 10 consecutive trading days or after a period of one year, whichever occurs first. The Class B has a deemed purchase price of $10.00 per share, shall rank senior to the Common Stock and all classes of Preferred Stock except the Class A, bear a dividend of $0.56 per share on a quarterly basis commencing on January 1, 2011, has voting rights of two hundred forty eight (248) votes for each one (1) share of Class B shares and has a liquidation preference of $10,000 per share. The holders of Class B will have the right to convert each share of Class B for 248 shares of Common Stock should the Common Stock trade at an average price of $7.00 per share for 10 consecutive trading days or after a period of two years, whichever occurs first.

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

            The acquisition of Hunt under the Merger Agreement was intended to qualify as a tax-free reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended, and to be accounted for on a purchase basis.

            The summary of the Merger Agreement set forth above does not purport to be a complete statement of the terms of the Merger Agreement. The summary is qualified in its entirety by reference to the full text of the executed Merger Agreement which is filed as Exhibit 10.11 to this Form 8-K.

FORM 10 DISCLOSURE

         Please note that the information provided below relates to the combined enterprises after the acquisition of Hunt, except that information relating to periods prior to the date of the reverse acquisition only relate to Hunt unless otherwise specifically indicated.

         References to "Tombstone", "we", "us", "our" and similar words refer to Tombstone and its wholly-owned subsidiary, Hunt, unless the context otherwise requires.

Item 1.  Description of Business

         Effective on the Closing Date, pursuant to the Merger Agreement, Hunt became a wholly-owned subsidiary of Tombstone. The acquisition ("Acquisition") of Hunt is treated as a reverse acquisition for accounting purposes, and the business of Hunt became the business of Tombstone as a result of the Acquisition. At the time of the Acquisition, Tombstone was a public corporation and only had limited operations over the last three years. Hunt is a Houston area-based company focused on the production of aggregates, including sand and gravel from a 350 acre site near The Woodlands, Texas. Hunt will use new technologies to maximize the value of the extracted commodities. Hunt's business model centers on using new, "green" and more efficient extraction and processing methods. Hunt is committed to environmental responsibility and builds environmental considerations into its business strategies. Reserves are essential to long-term success in the aggregates business. We have estimated that approximately 40 million tons of permitted and proven reserves exist on our site. Assuming adequate capital is available, we believe the mining site will be fully operational by the third quarter of 2011.

         Properties - Hunt has leased the surface mining rights to 350 acres of land northwest of Houston (just north of The Woodlands, Texas) for a 20 year period from the Hunt family. The mining site contains sand and gravel of desirable size and color variations in the marketplace. All of the sand and gravel is contained from the surface to a depth of fifty feet; the mining process is "surface mining" that uses a dredging technique, utilizing water and industrial vacuums to extract the material. The process is safer and less expensive than other mining processes, and all the permits required in the state of Texas for this type of mining have been obtained. The Hunt family will receive a royalty of 10% of the gross revenues derived from the aggregates extracted from the leased property.

         During the past four years, Hunt has spent approximately $4.2 million to ready the property for the proposed sand and gravel plant. During the past decade, sand reserves have been depleted in the Houston area due to rapid urban expansion, and highway expansion that has supported Houston as the fourth largest city in the nation. While the sand and gravel market in Houston has felt some impact from economic downturn, Texas and the Houston area have not gone through the boom-and-bust cycle that has devastated other states, such as the Arizona, California and Nevada infrastructure, including major highway expansion in the Houston metro area, continues at a rapid pace. We expect to complete the entire mining operation by the year 2027.

         Momentum Biofuels, Inc. - On August 21, 2009, Hunt entered into an Agreement with Momentum Biofuels, Inc. ("Momentum"), under the terms of which Hunt agreed to assume certain the obligations of Momentum through the assignment of a certain Senior Secured Promissory Note in the amount of $600,000 issued by Momentum to a group of investors arranged by Bathgate Capital Partners, LLC, of Denver, Colorado. Those obligations assumed by Hunt included assets of $1,010,000, $965,000 in debt, approximately $600,000 in future lease obligations, and $45,000 accrued interest payable on certain debt in exchange for Momentum stock. The Company further agreed to assume Momentum's obligations under a sub-lease agreement between Momentum and Brand Infrastructure and Services, Inc., including all past due rent, assessments other charges related to the property covered by the sub-lease agreement, all in exchange for a conveyance of all of the right title and interest of Momentum, in and to all of its physical assets, including the biodiesel plant located in Pasadena, Texas and all intellectual property, processes, techniques and formulas for creating biofuels and related products.

         Further, Hunt entered into a License Agreement with Momentum, which provided that in exchange for a grant of a license to use, improve, sublicense and commercialize the intellectual property described in the Agreement, in exchange for an agreement by Hunt to pay to Momentum, a royalty of 3% of the gross and collected revenue received by Hunt from the sale of bio-diesel and related products and from revenues received by Hunt from its proposed commercial sand business. Momentum assigned its rights to receive the royalty from Hunt as described in the License Agreement to its parent, (Momentum-Colorado) in


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

exchange for common shares of Momentum-Colorado equal to 39% of the issued and outstanding stock at such date, or 40,000,000 shares, whichever sum is greater to be issued to Hunt. Such shares were to be issued by Momentum-Colorado as fully paid, non-assessable and subject to a non dilution agreement in favor of Hunt.

         As a result of the Momentum transaction, Hunt created a subsidiary, Hunt BioSolutions, Inc. to hold and operate the bio-fuels business. Hunt is currently reviewing how it may expand these operations and/or integrate it into the production of fracing sand, a more valuable commodity that may be produced from Hunt's primary operations.

         Reserves - Our current estimate of proven aggregates reserves is approximately 40 million tons. Estimates of reserves are of recoverable stone, sand and gravel of suitable quality for economic extraction, are based on the following information we have accumulated regarding the mining site:

     o A 1985 reserve report prepared by an engineering firm of a 1,000 acre tract, that includes the 350 acre site we have leased.
     o A geotechnical review and analysis was performed in 2006 by an infrastructure firm to help determine the economic viability of mining sand and gravel reserves at our mining site.
     o An appraisal of going concern value was performed in 2009 by a reputable commercial real estate firm to help determine potential cash flows related to the mining site.

         Management plans to obtain an updated engineered reserve report on the specific 350 acre site in the near future. Proven, or measured, reserves are those reserves for which the quantity is computed from dimensions revealed by drill data, together with other direct and measurable observations such as outcrops, trenches and quarry faces; the grade and/or quality are computed from the results of detailed sampling; and the sampling and measurement data are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

         Plant  Design and  Systems  Competitive  Advantage  - The design of our plant provides benefits to our Company. The product uses a hydraulic classification that allows maximum yield to sellable product with minimal waste and allows for the processing of two or more sands at one time (versus older classifying tank technology that limits production to two products simultaneously). This newer type of technology operates with fewer moving parts, yielding lower maintenance costs, and due to the high degree of automation, operates without the assistance of plant personnel.

         Our proprietary software technology controls the operations of the plant. The system allows for the control of the plant to produce custom blended orders based on customer requirements, and it allows for each type of product to be handled only once.

         Fracturing Sand - Fracturing or "fracing" is a process where a solution--made up primarily of sand and water--is injected into a well to maintain fractures in the oil or natural gas bearing rock. These fractures allow for the increased flow of oil or gas out of the formation, thus maximizing production. Fracing has been used on roughly 90 percent of all wells in operation today; it accounts for 30% of domestic recoverable oil and natural gas. The sand used for fracing is mined and not manufactured, and the supply is limited in the U.S. Additionally, when raw frac sand is resin coated, its value and demand significantly increase because the resin coating dramatically strengthens each grain, and this resistance to crushing prevents loss of permeability in fractures. Laboratory testing of Hunt's raw frac sand has shown the potential for coating our product with a high-strength resin. This added feature dramatically increases the product's market value.

         Market Assessment - In spite of the economic downturn, Hunt management believes the trends are favorable for execution of its business plan for the following reasons, (1) the need for more deposits found in this part of the country, (2) the demand for frac sand at the three large shale oil and gas extraction fields located in Texas, (3) a desirable location to operate a business and recruit management and (4) a unique opportunity to consolidate a fragmented surface mining market. We have therefore concluded there can be a growth opportunity for sand and gravel operations. Further, management believes the location of the facility is in the heart of one of the fastest growing residential and commercial markets, The Woodlands, Texas.

History of Hunt

         The leased mining site property is owned by the Hunt family, who began business operations in 1860. In 1880, the family received federal deeds and land grants for thousands of acres of timber land throughout East Texas. During the period from 1900 to 1990, the Hunt family was one of the largest owners of timber land and saw mill operators in the United States. Environmental stewardship has been an important aspect of the family's values and business operations for more than 100 years.

         The family eventually sold off their timberland and saw mill business operations in the early 1990s just before federal regulatory changes placed significant restrictions on the industry. Jewel Hunt, a director of Hunt, maintained ownership of several hundred acres of the original land-grant for the significant sand and gravel reserves existing on the property.

         In December 2008, the Hunt family leased the surface mining rights to 350 acres of land to a newly formed company (Hunt Global Resources, Inc.). The land is owned by Jewel and Lisa Hunt, officers and directors of the combined Company. As part of ascertaining the "highest and best use" of the land, a series of engineering and environmental reports were commissioned. In addition to the engineering and environmental reports, the Hunts hired a sand and gravel company to mine the property on a limited basis. As a result of those efforts, it was determined that:

     o    The sand and gravel on the property is of high quality.
     o The size and color variation of the material is desirable in the market place.
     o The property can not only supply sand and concrete gravel for the highway and building industries (where local demand actually outstripped supply prior to the economic downturn), it can also supply fine sand for glass manufacturing and frac sand for the oil and gas industry, where nationwide supplies are limited. The unique size and quality of the frac sand enables it to be resin-coated, and thereby utilized by the oil and gas industry in recoveries of deposits using new technologies instead of more traditional extractable methods.
     o All of the material is contained from the surface to a depth of fifty feet; the mining process is "surface mining" which uses a dredging technique, utilizing water and industrial vacuums to extract the material.
     o The process is safer and less expensive than other mining processes, and all the permits that are required in the state of Texas for this type of mining have been obtained.

         To further ascertain the viability of initiating a profitable mining operation on the property, a business development team was formed to analyze the target marketing area, build a business model and provide the structure for on-going business operations. The resulting business model is based on:

     o At one point during 2007-2008, over 70% of the sand and gravel supplies needed for the Houston area were delivered by train from outlying areas in west and central Texas and New Mexico. The northwest Houston area (Hunt's location) once had eight sand and gravel operations; that number has fallen to five as supplies have diminished.
     o Supply and Demand. Houston, the nation's fourth largest city, has been a high-demand area for sand and gravel. Due to the oil and gas business, Houston has not experienced the same degree of economic downturn as some other major cities. In addition, billions of dollars in bonds have been approved by the Texas Department of Transportation for road construction in addition to the billions of dollars from the American Recovery & Reinvestment Act of 2009 for infrastructure.
     o Analysts predict that the demand for sand and gravel will continue to grow over time; while the full extent of its performance may not be reflected in revenue until after 2010 when the recovery of the housing market further emerges, highway and public infrastructure projects offset losses in the commercial sector. Highway funding, commercial building interior and exterior security structure opportunities, new operations technology allowing masonry producers to better sell products, availability of alternative fuels, and decorative concrete methods are just a few of the industry opportunities available today. With the rig count in the oil and gas industry showing increase, the demand for frac sand is expected to grow. As such, the industry can be expected to increase their staff over time to accommodate the coming demand.

         Based on these studies and tests, Hunt Global Resources was formed, and Lisa and Jewel Hunt executed a 20 year lease with Hunt in order to begin the process of extracting the materials from the property.

Applications for Hunt Products

         Glassmaking - Silica sand is the primary component of all types of standard and specialty glass. It provides the essential Silicon Dioxide (SiO2) component of glass formulation and its chemical purity is the primary determinant of color, clarity and strength. Industrial sand is used to produce flat glass for building and automotive use, container glass for foods and beverages, and tableware. In its pulverized form, ground silica is required for production of fiberglass insulation and reinforcing glass fibers. Specialty glass applications include test tubes and other scientific tools, incandescent and fluorescent lamps, television and computer CRT monitors.

         MetalCasting - Industrial sand is an essential part of the ferrous and non-ferrous foundry industry. Metal parts ranging from engine blocks to sink faucets are cast in a sand and clay mold to produce the external shape, and a resin bonded core that creates the desired internal shape. Silica's high fusion point (1760(degree)C) and low rate of thermal expansion produce stable cores and molds compatible with all pouring temperatures and alloy systems. Its chemical purity also helps prevent interaction with catalysts or curing rate of chemical binders. Following the casting process, core sand can be thermally or mechanically recycled to produce new cores or molds.

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

         Building Products - Industrial sand is the primary structural component in a wide variety of building and construction products. Whole grain silica is put to use in flooring compounds, mortars, specialty cements, stucco, roofing shingles, skid resistant surfaces and asphalt mixtures to provide packing density and flexural strength without adversely affecting the chemical properties of the binding system. Ground silica performs as a functional extender to add durability and anti-corrosion and weathering properties in epoxy based compounds, sealants and caulks.

         Metallurgical - Industrial sand plays a critical role in the production of a wide variety of ferrous and non-ferrous metals. In metal production, silica sand operates as a flux to lower the melting point and viscosity of the slags to make them more reactive and efficient. Lump silica is used either alone or in conjunction with lime to achieve the desired base/acid ratio required for purification. These base metals can be further refined and modified with other ingredients to achieve specific properties such as high strength, corrosion resistance or electrical conductivity. Ferroalloys are essential to specialty steel production, and industrial sand is used by the steel and foundry industries for de-oxidation and grain refinement.

         Chemical Production - Silicon-based chemicals are the foundation of thousands of everyday applications ranging from food processing to soap and dye production. In this case, SiO2 is reduced to silicon metal by coke in an arc furnace, to produce the Si precursor of other chemical processes. Industrial sand is the main component in chemicals such as sodium silicate, silicon tetrachloride and silicon gels. These chemicals are used in products like household and industrial cleaners, to manufacture fiber optics and to remove impurities from cooking oil and beverages.

         Oil and Gas Recovery: Known commonly as proppant, or "frac sand," - Industrial sand is pumped down holes in deep well applications to prop open rock fissures and increase the flow rate of natural gas or oil. In this specialized application round, whole grain deposits are used to maximize permeability and prevent formation cuttings from entering the well bore. Silica's hardness and its overall structural integrity combine to deliver the required crush resistance of the high pressures present in wells up to 2,450 meters deep. Its chemical purity is required to resist chemical attack in corrosive environments. Frac sand is used in the oil and gas industry as a part of a fracturing process to improve production. It is pumped into the well during the fracturing operation, carried along with the fluid into the fracture, and will remain in the fracture when the pressure is removed, keeping the fracture propped open and allowing an effective means by which oil can flow. Tests concluded that our frac sand product falls into various quality ranges (4kpsi - 7kpsi) currently selling for $40 - $100 per ton. Since frac sand is mined and not manufactured, the supply is limited and demand is predicted to remain strong into the future.

         Paint and Coatings - Paint formulators select micron-sized industrial sands to improve the appearance and durability of architectural and industrial paint and coatings. High purity silica contributes critical performance properties such as brightness, color consistency, and oil absorption. In architectural paints, silica fillers improve tint retention, durability, and resistance to dirt, mildew, cracking and weathering. Low oil absorption allows increased pigment loading for improved finish color. In marine and maintenance coatings, the durability of silica imparts excellent abrasion and corrosion resistance.

         Ceramics and Refractories - Ground silica is an essential component of the glaze and body formulations of all types of ceramic products, including tableware, sanitary ware and floor and wall tile. In the ceramic body, silica is the skeletal structure upon which clays and flux components attach. The SiO2 contribution is used to modify thermal expansion, regulate drying and shrinkage, and improve structural integrity and appearance. Silica products are also used as the primary aggregate in both shape and monolithic type refractories to provide high temperature resistance to acidic attack in industrial furnaces.

         Filtration and Water Production - Industrial sand is used in the filtration of drinking water, the processing of wastewater and the production of water from wells. Uniform grain shapes and grain size distributions produce efficient filtration bed operation in removal of contaminants in both potable water and wastewater. Chemically inert, silica will not degrade or react when it comes in contact with acids, contaminants, volatile organics or solvents. Silica gravel is used as packing material in deep-water wells to increase yield from the aquifer by expanding the permeable zone around the well screen and preventing the infiltration of fine particles from the formation.

         Recreational: Industrial sand - even finds its way into sports and recreation. Silica sand is used for golf course bunkers and greens as well as the construction of natural or synthetic athletic fields. In golf and sports turf applications silica sand is the structural component of an inert, uncontaminated, growing media. Silica sand is also used to repair greens and to facilitate everyday maintenance like root aeration and fertilization. The natural grain shape and controlled particle size distribution of silica provides the required permeability and compaction properties for drainage, healthy plant growth and stability. Industrial sand has four basic qualities:

     o    Shape -- whether the individual grains are angular or round;
     o    Crush resistance -- the hardness of the grains;
     o    Acid solubility; and
     o    Turbidity -- the clearness of the grains.

         Due to the processing technologies expected to be implemented by HGRI along with the proprietary value-added software-based control systems that will be utilized, the management team of HGRI believes they will be able to cost effectively produce high-value and high-margin specialty products for the South Texas market. This compares to the vast majority of other local competitive operators who have based their operations on older technologies and do not seek to address what is believed to be a significant market for these products, because they are selling as much sand and gravel as they can produce.

Market for Hunt Products

         We estimate that the ten largest aggregates producers account for approximately 30% to 35% of the total U.S. aggregates production. The largest U.S. aggregates producers include Vulcan, Cemex, CRH, Heidelberg, Holcim, Lafarge, MDU Resources and Martin Marietta Materials. Vulcan, the industry leader, total U.S. market share is less than 10%. The U.S. aggregates industry is highly fragmented with approximately 5,000 companies managing more than 10,000 operations. This industry structure provides considerable opportunities for consolidation and it is common for companies in the industry to grow by entering new markets or enhancing their market positions by acquiring existing facilities.

         According to the United States Geographical Survey, the amount of sand and gravel to be mined within the United States over the next 25 years will exceed that mined over the past 100 years. While the general growth in building construction has been a major contributing factor, another primary demand factor in the Houston area has been road, highway and other infrastructure construction. About 38,000 tons are used in the construction of every mile of interstate highway and about 400 tons are used to construct the average house.

         Highway construction is the most aggregates-intensive form of construction and residential construction is the least intensive. A dollar of spending for highway construction is estimated to consume seven times the quantity of aggregates consumed by a dollar of spending for residential construction. Other non-highway infrastructure markets like airports, sewer and waste disposal or water supply plants and utilities also require large quantities of aggregates in their foundations and structures. These types of infrastructure-related construction can be four times more aggregates-intensive than residential construction. Generally, nonresidential buildings require two to three times as much aggregates per dollar of spending as a new home with most of the aggregates used in the foundations, building structure and parking lots.

         In 2008, it was estimated that about 44% of construction sand and gravel was used as concrete aggregates; 23% for road base and coverings and road stabilization; 14% as construction fill; 12% as asphaltic concrete products such as blocks, bricks and pipes; and the remaining 3% for filtration, railroad ballast, roofing granulates, snow and ice control and other miscellaneous use.* (*First Research, 2009)

Industry Environmental Costs and Governmental Regulation

         Our operations are subject to federal, state and local laws and regulations relating to the environment and to health and safety, including noise, water discharge, air quality, dust control, zoning and permitting. We may required by state and local regulations or contractual obligations to reclaim our former mining sites. These reclamation liabilities will be recorded in our financial statements as a liability at the time the obligation arises. The fair value of such obligations is capitalized and depreciated over the estimated useful life of the owned or leased site. The liability is accreted through charges to operating expenses. To determine the fair value, we will estimate the cost for a third party to perform the legally required reclamation, adjusted for inflation and risk and including a reasonable profit margin. All reclamation obligations will be reviewed at least annually. Reclaimed quarries often have potential for use in commercial or residential development or as reservoirs or landfills. However, no projected cash flows from these anticipated uses will be considered to offset or reduce the estimated reclamation liability.

Competition for Hunt Products

     Some of the more established construction sand companies in the area are listed below. These are private companies (except for U.S. Concrete, Martin Marietta and TXI):

     o U.S Concrete supplies over 4.5 million cubic yards of concrete and 3.0 million tons of aggregates annually, approximately half of which is supplied in Texas.
     o Hanson Concrete supplies much of the 2" to 3/4" river rock and rainbow rock in the area; in addition, they supply concrete sand, mortar sand drainage sand and some special sands i.e. golf course sand, if the order is large enough. It is currently estimated that Hanson sells 3-5,000 tons/day.
     o Quality Concrete supplies cement sand, motor sand, mixed gravel 3/8"- 1 1/2", concrete sand and will do same special sands if large enough order. The Company is estimated to ship approximately 3,000 tons/day.
     o Hallett Materials supplies mortar sand, concrete sand, bank sand, cement stabilizer sand and field dirt. It is estimated, Hallet sells 1,500 tons of sand and gavel and 1,500 tons of cement stabilizer sand daily.

     o Porter Sand supplies cement sand, gravel, mortar sand, bank sand and field dirt.
     o Frontier Materials supplies concrete sand, motor sand, bank sand, field dirt and gravel.
     o Liberty Materials supplies concrete sand, mortar sand, bank sand and gravel; approximately 3,000 tons/day.
     o Martin Marietta Materials supplies gravel, sand and other types of materials such as limestone; also ships by railcar.
     o TXI supplies gravel mostly but will supply sand to its big customers. Also ships by railcar.

         In this industry, competitors are also likely customers, working together to fill large orders. The most likely candidates are Martin Marietta Materials, Hanson and TXI, depending on the material demand. These three firms have multiple sites in the area.

Funding of the Hunt Business Plan

         To date Hunt has been funded via a combination of private debt and equity. Since early 2009, Hunt has raised approximately $4.2 million in equity via a private placement of Preferred Stock and attached Warrants. Hunt has also issued equity in exchange for services and forgiveness of debt. Hunt management further believes that merging with a public company will enhance its ability to raise equity capital in the future.

         Hunt has applied for and is in the final stages of obtaining a $10.9 million bank loan that is 70% guaranteed by the United States Department of Agriculture (the "USDA Loan"). Under the terms of the loan agreement, approximately $3.5 million will be used to refinance existing debt, $6.7 million will be used for equipment purchases and working capital and $600,000 in closing costs. The loan is for a term of 20 years with payment of interest only in year one then amortizing monthly with principal and interest payments the remaining term of the loan. The interest rate is prime plus 2.25% and is subject to change quarterly. The loan is personally guaranteed by Jewel and Lisa Hunt, the principal stockholders in the Company.

         Hunt management has raised capital in the past and believes it will be able to continue to raise additional capital in the future based on the assets of Hunt, principally the estimated 40 million tons of aggregate reserves. This capital will be used for the operation of facilities needed to mine the aggregate reserves from the site.

Item 1A. Risk Factors (These factors are related to the business activity of Hunt as a result of the Merger. The financial data is based on the proforma financial statements included herein.)

         An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should read the section entitled "Special Note Regarding Forward-Looking Statements" above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

RISKS RELATED TO OUR FINANCIAL RESULTS

We have limited cash resources, an accumulated deficit, are not currently profitable and expect to incur significant expenses in the near future.

         As of June 30, 2010, based on the consolidated proforma balance sheet as of that date, we had a working capital deficit of $5,362,768. We have incurred a substantial net loss for the period from our inception in December 2008 to June 30, 2010, and are currently experiencing negative cash flow. We expect to continue to experience negative cash flow and operating losses through the second quarter of 2011 and possibly thereafter. As a result, we will need to generate significant revenues to achieve profitability.

We may fail to become and remain profitable or we may be unable to fund our continuing losses, in which case our business may fail.

         We are focused on the development of our intangible leasehold asset and have not generated any revenue to date. We do not believe we will begin earning revenues from operations until mid 2011 at the earliest as we transition from a development stage company. We have incurred operating losses since our inception. Based on the consolidated proforma income statement included herein, our net loss for the twelve months ended December 31, 2009 was $10,606,809 and our net loss for the six months ended June 30, 2010 was $2,255,465.

We will be required to raise additional capital to fund our operations. If we cannot raise needed additional capital in the future, we will be required to cease operations.

         Based on our current plans, we will need additional financial resources to meet our operating expenses and capital requirements. Closing of the USDA

Loan is an important part of our capital raising strategy. In addition, we plan to seek additional funding through third party debt financing and private placement offerings of our public securities. You should be aware that in the future:

     o we may not obtain additional financial resources when necessary or on terms favorable to us, if at all; and
     o    any available additional financing may not be adequate.

         If we cannot raise additional funds when needed, or on acceptable terms, we may not be able to complete implementation of our business plan. We require substantial working capital to fund our operations. Since we do not expect to generate significant revenues in the foreseeable future, in order to fund operations, we will be completely dependent on debt and equity financing arrangements. There is no assurance that any financing will be sufficient to fund our capital expenditures, working capital and other cash requirements even for the immediate future. No assurance can be given that any such additional funding will be available or that, if available, can be obtained on terms favorable to us. If we are unable to raise needed funds on acceptable terms, we will not be able to develop or implement our business plan, take advantage of any future opportunities or respond to competitive pressures or unanticipated requirements. A material shortage of capital will require us to take drastic steps such as reducing our level of operations, disposing of selected assets or seeking an acquisition partner. If cash is insufficient, we will not be able to continue operations.

Our purposes in entering into the agreement and plan of merger with Hunt is to pursue our new business plan but no assurance can be made that we can successfully implement our new business plan.

         Although Hunt has not commenced operation of its business plan in the sand and gravel industry, the Company has developed a business concept that should allow it to quickly build a business in this industry and will be led by a management team with experience and existing relationships in the aggregates business. Although no assurances can be made that this strategy will be successful, we believe the acquisition of Hunt is in our best interests and the best interests of our shareholders.

We have insufficient capital to implement our repositioned business plan.

         Although we have taken steps to reposition the company and focus our business on the development of the intangible leasehold asset with the closing of the Acquisition, we currently have no ability to fund the development and implementation of the entire business plan. We currently have no revenue so we expect to rely on external sources of capital through the issuance of debt and/or equity securities in private placement offerings to provide funding of our business. We expect to initiate such actions to obtain additional capital to fund our business following the closing of the Acquisition. No assurances can be made that we will be successful in obtaining additional funding on terms and conditions that are acceptable to us.

We have deferred, and may continue to defer, payment of some of our obligations, which may adversely affect our ability to obtain goods and services in the future.

         We estimate that we will require approximately $10.0 million to carry out our business plan and meet our expenses for the next 12 months. Should we successfully close the USDA Loan, the proceeds may sufficiently fund our operations for the next 12 months. In addition, we raised approximately $500,000 from the sale of Common Stock on October 29, 2010. These funds should be sufficient to fund our immediate obligations, which primarily include professional fees, payment for services rendered by our officers and outside consultants, legal expenses associated with being a public company, and so forth. Until such time, if at all, as we receive adequate funding, we intend to defer payment of all other obligations that are capable of being deferred. Such deferment has resulted in the past, and may result in the future, in some vendors demanding cash payment for their goods and services in advance, and other vendors refusing to continue to do business with us, which may adversely affect our ability to obtain goods and services in the future, or to do so on favorable terms.

We will need to take significant additional actions to secure required equipment and establish processes for our business plan and expect to incur losses during such period.

         Because we have not yet begun implementation of our repositioned business in the aggregates business, we have to take additional actions to secure the necessary manufacturing equipment as well as build the infrastructure necessary to implement the operational processes for the business. In addition, to compete effectively, any future products or services must be cost-effective and economical to deliver, as the case may be, on a commercial scale. We may not achieve any of these objectives.

Our operating expenses are unpredictable, which may adversely affect our business, operations and financial condition.

         As  a  result  of  our  limited  operating  history,   because  of  the
significant capital expenditures needed in the business in which we will compete, and the lack of implementation of our repositioned business in the aggregates sector, our financial data is of limited value in planning future operating expenses. Our historical financial performance is all based upon basic start-up costs and is not reflective in any way of the financial requirements of our repositioned business in the aggregates sector.

         To the extent our operating expenses precede or are not rapidly followed by increased revenue, our business, results of operations and financial condition may be materially adversely affected. Our expense levels will be based in part on our expectations concerning future revenues. The size and extent of our revenues, if any, are wholly dependent upon the choices and demand of individuals for our products and services, which are difficult to forecast accurately. We may be unable to adjust our operations in a timely manner to compensate for any unexpected shortfall in revenues. Further, business development and marketing expenses may increase significantly as we expand our operations.

RISKS RELATED TO OUR BUSINESS

If our plan is not successful or management is not effective, the value of our common stock may decline.

         As a corporate entity, we have had nominal operations since inception until recently. As a result, we are a development stage company with a limited operating history that makes it impossible to reliably predict future growth and operating results. Our business and prospects for the aggregates business must be considered in light of the risks and uncertainties frequently encountered by companies in their early stages of development. In particular, we have not demonstrated that we can:

     o build or acquire the infrastructure necessary to implement the operational processes for the business in the aggregates sector for the manufacture and distribution of sand and gravel products;
     o secure the manufacturing equipment necessary for our planned business operations; or
     o establish many of the business functions necessary to operate, including sales, marketing, administrative and financial functions, and establish appropriate financial controls.

         We cannot be sure that we will be successful in meeting these challenges and addressing these risks and uncertainties. If we are unable to do so, our business will not be successful.

Our estimates of the quantity of mineral reserves (sand and gravel reserves) may be incorrect.
         We intend to mine 350 acres for sand and gravel. We have based our estimates of the quantity and value of 350 acres of mineral reserves (sand and gravel reserves) on the engineering report of a 1,000 acre tract of land that contains within it the specific 350 acres that we intend to mine. The reserve report was written in 1985 and reaffirmed in 2006 by a professional engineer covering 1,000 acres, out of which we have an agreement whereby we can mine the specific 350 acres. We do not know if there is an uneven distribution of minerals on the 1,000 acre tract and therefore we can only estimate what the mineral reserves on the specific 350 acres were in 1985. We plan to conduct a new mineral reserve report for the specific 350 acres in the near future. The new estimates of mineral reserve quantity and value could differ materially from those stated in the 1985 reserve report.

Our lack of commercial marketing, sales and distribution may prevent us from successfully commercializing our services, which would adversely affect our level of future revenues, if any.

         Our business plan to enter the aggregates sector for the manufacture and distribution of sand and gravel is untested and unproven. We have no experience in the marketing and sales in the aggregates business.

The consumer marketplace may not accept and utilize our services, the effect of which would prevent us from successfully commercializing any proposed services and adversely affect our level of future revenue, if any.

         Our ability to market and commercialize our services for the manufacture and distribution of sand and gravel products depends on the acceptance of such services by individuals and companies. We will need to develop commercialization initiatives designed to increase awareness about us and our services to consumers of sand and gravel products. Currently, we have not developed any such initiatives. Without success in these areas, we may not be able to successfully commercialize any proposed products or generate revenue.

Failure to comply with environmental laws or regulations could expose us to significant liability or costs which would adversely impact our operating results and divert funds from the operation of our business which would have a material adverse effect on our business.

         We may be required to incur significant costs to comply with current or future environmental laws and regulations related to our sand and gravel operations. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and some waste products. Although we believe that our safety procedures for handling and disposing of these materials will comply with the standards prescribed by these laws and regulations, the risk of contamination or injury from these materials cannot be completely eliminated. In the event of an incident, we could be held liable for any damages that result, and any liability could exceed our resources. Current or future environmental laws or regulations may have a material adverse effect on our operations, business and assets.

We depend on the continued services of our executive officers and the loss of a key executive could severely impact our operations.

         The execution of our present business plan depends on the continued services of Jewel Hunt, George Sharp and Lisa Hunt. We currently do not maintain any key-man insurance policies on the lives of these individuals. We have not entered into employment agreements with any of these individuals, and the loss of any of their service would be detrimental to us and could have a material adverse effect on our business, financial condition and results of operations.

Our executive officers, directors and principal shareholders control our business and may make decisions that are not in the best interests of the non-principal shareholders.

         Our officers, directors and principal shareholders, and their affiliates, in the aggregate, own a substantial portion of the outstanding shares of our Common Stock (greater than 50%). As a result, such persons, acting together, have the ability to substantially influence all matters submitted to our shareholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and to control our management and affairs. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would be beneficial to other shareholders.

Certain of our Officers and Directors are related to one another and are the majority shareholders of the Company. As such there is a possibility of them controlling the Company to the detriment of outsiders.

     Mr. and Mrs. Jewel and Lisa Hunt are married. Both are officers and directors of the Company. Jointly, on a fully diluted they hold approximately 46.38% of the fully diluted outstanding stock. As such they will be able to control the operations and the direction of the Company with minimal outside influence.

RISKS RELATED TO THE MARKET FOR OUR STOCK GENERALLY

Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

         Our common stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or NASDAQ. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future. We plan to list our common stock as soon as practicable. However, we cannot assure you that we will be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

         The SEC has adopted regulations which generally define so-called "penny stocks" to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our common stock is a "penny stock" and is subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market, thus possibly making it difficult to raise additional capital.

         For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

         There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

We do not intend to pay dividends for the foreseeable future.

         For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

Dissenting shareholders of Hunt could litigate for an appraisal.

         The merger between Hunt and Tombstone was done as a short form merger since Tombstone owned more than 90% of Hunt as a result of an exchange of stock between Tombstone and most of the former shareholders of Hunt. The remaining shareholders of Hunt may choose to exchange their shares of Hunt and therefore receive shares of Tombstone, or dissent in which case they can litigate for an appraisal. The outcome of such litigation is unknown at this time.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

Operating Results for the six months ended June 30, 2010 (Based on the proforma financial statements included herein)

         For the six months ended June 30, 2010, we had a net loss of $2,255,465 and an accumulated deficit since inception of $14,011,674. We have not generated any revenue from operations since inception. Our accumulated deficit from our date of inception represents various expenses incurred with organizing the company, undertaking an audit and reviews, professional and consultant fees, general office expenses, and paying for services rendered by the Company's officers.

         We anticipate that the execution of Hunt's business plan will result in a rapid expansion of our operations, which may place a significant strain on Hunt's management, financial and other resources. Hunt's ability to manage the problems associated with the expansion of Hunt's business operations after the Acquisition will depend, among other things, on our ability to monitor operations, control costs, maintain effective quality control, secure necessary marketing arrangements, expand internal management, technical information and accounting systems and attract, assimilate and retain qualified management and other personnel. If we fail to manage these issues, we may not be profitable in the near future, or ever.

         The difficulties in managing these various business issues will be compounded by a number of unique attributes of our anticipated business operations and business strategy. Should these and other concepts not perform as expected, Hunt's financial condition and the results of our operations could be materially and adversely affected.

Liquidity and Capital Resources

         We estimate that we will require approximately $10.0 million to carry out our business plan and meet our expenses for the next 12 months. If Hunt acquires additional funding through the issuance of Tombstone equity securities, Tombstone's shareholders may experience dilution in the value per share of their equity securities. In addition, the USDA Loan will result in a substantial portion of our future cash flow from operations being dedicated to the payment of principal and interest on that indebtedness, and could render us more vulnerable to competitive pressures and economic downturns.

         We expect to begin building a backlog of future revenues as we get closer to commencing operations at our mining site. We believe we will be able to execute longer term contracts to provide aggregate products for a number of customers, including those involved in highway construction, residential and commercial construction and the oil and gas recovery business. Based on the current status of the local economy, we believe demand for our sand and gravel products will be strong.

Item 3.  Properties

         For discussion of Hunt's leased mining site, refer to Item 1 - "Description of Business - Properties" above.

         Hunt subleases approximately 6,000 square feet of office space for its corporate office at 10001 Woodloch Forest, Suite 325, The Woodlands, Texas, 77380. Hunt is obligated under this sublease to make the following payments - $13,277 per month, from July 1, 2009 through December 31, 2010 - $13,698 per month and from January 1, 2011 through February 27, 2012 - $14,120 per month thereafter.

         Tombstone does not own any property, real or otherwise. For the first year and currently, the Company conducted administrative affairs from the office located in the home of the Company's Chairman and CFO, Neil A. Cox, at no cost. Tombstone's office address prior to the merger was 5380 Highlands Dr., Longmont, Colorado 80503. During the year ended December 31, 2009, the Company moved from its offices located at 2400 Central Ave., Suite G, Boulder, CO 80301 to its current location. Prior to the move, the Company rented its office space for approximately $965 per month, on a month-to-month basis. Upon closing of this transaction, all records were transferred to Hunt's Woodlands office discussed above.

         The offices of Hunt BioSolutions, Inc. are located in Pasadena, Texas. The 4,160 square feet of office space, 10,000 square feet of warehouse space and
8.7018 acres of land are occupied under the sub-lease requiring rental payments of $14,500 per month through July 14, 2012, the expiration date. Additionally, common area maintenance charges of $3,500 per month are due and payable with the monthly rental amount.

Item 4. Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth information regarding the beneficial ownership of our common stock as of the Merger date October 29, 2010 by (1) each person known by us to own beneficially more than five percent (5%) of our outstanding common stock, (ii) each of our officers and directors and (iii) all of our officers and directors as a group. As of October 29, 2010, shares outstanding included 33,878,000 shares of Common Stock, 250,000 shares of Preferred Stock that is convertible into 57,000,000 of Common Stock, and Warrants and Stock Options to purchase 10,265,999 shares of Common Stock.


  --------------------------------------------- -------------------- -------------- ----------------------- --------------
                                                 Number of Shares                   Number of Shares Held       % of
                Person or Entity                   Held Prior to      % of Total     After the Merger (1)     Total (1)
                                                      Merger
  ============================================= ==================== ============== ======================= ==============

    John Harris (2)
      5830 Highlands Drive
      Longmont, CO 80503 .....................          580,000           11.89%             580,000               0.57%
    Neil Cox (3)
      5830 Highlands Drive
      Longmont, CO 80503 .....................          680,000           13.94%             680,000               0.67%
    Jewel Hunt (4)
      10001 Woodloch Forest Dr., Suite 325
      The Woodlands, TX 77380 ...............              --               -- %             46,837,202            46.31%
    Lisa Hunt (4)
      10001 Woodloch Forest Dr., Suite 325
      The Woodlands, TX 77380 ...............              --               -- %             46,837,202            46.31%
    George T. Sharp (5)
      10001 Woodloch Forest Dr., Suite 325
      The Woodlands, TX 77380  ..............              --               -- %              551,186               0.55%
    Crown Financial LLC (5)
      2425 Fountainview
      Houston, TX  77057.......................            --               -- %             5,709,070             5.64%
    Gregory Enders (6)
      10001 Woodloch Forest Dr., Suite 325
      The Woodlands, TX 77380 ...............              --               -- %             1,102,374             1.10%
    Gary Johnson (7)
    Rick Richards (8)
      7435 Hollister Road
      Houston, TX  77040........................           --               -- %             7,167,208             7.09%

         Total officers and directors............          --               -- %             56,011,018           55.38%

     (1) Fully-diluted as-converted shares outstanding as of October 29, 2010 were 101,143,999. The combined company intends to increase the authorized shares of common stock in the near future from the current amount of 100,000,000.

     (2) Mr. Harris was the Chief Executive Officer of Tombstone prior to the Merger with Hunt. Mr. Harris has been asked and will remain on the Board of Directors of the combined company subsequent to the merger.

     (3) Mr. Cox was the Chief Financial Officer of Tombstone prior to the Merger with Hunt. Mr. Cox has been asked and will remain on the Board of Directors of the combined company subsequent to the merger.

     (4) Jewel and Lisa Hunt are the owners of the principal asset of Hunt, a 350 acre sand and gravel pit that has been leased to the company. They are also co-founders of Hunt Global Resources. They were both appointed members of the Board of Directors of the combined company subsequent to the merger. Jointly, they hold a total of 8,738,416 shares of Tombstone Common Stock, 50,654 shares of Tombstone Series A Preferred Stock that is convertible into 10,536,024 shares of Tombstone Common Stock and 111,140 shares of Tombstone Series B Preferred Stock convertible into 27,562,762 shares of Tombstone Common Stock. Jewel directly holds 4,369,208 shares of Tombstone Common Stock, 25,327 shares of Tombstone Series A Preferred Stock that is convertible into 5,268,012 shares of Tombstone Common Stock and 55,571 shares of Tombstone Series B Preferred Stock that is convertible into 13,781,381 shares of Tombstone Common Stock. Lisa directly holds 4,369,208 shares of Tombstone Common Stock, 25,327 shares of Tombstone Series A
     Preferred Stock that is convertible into 5,268,012 shares of Tombstone Common Stock and 55,570 shares of Tombstone Series B Preferred Stock that is convertible into 13,781,381 shares of Tombstone Common Stock.

     (5) Mr. Sharp is the Chief Executive Officer of Hunt prior to and subsequent to the merger. He was appointed a member of the Board of Directors of the combined company subsequent to the merger. These shares include 249,890 shares of Tombstone Common Stock, 1,449 shares of Tombstone Series A Preferred Stock that is convertible into 301,296 shares of Tombstone Common Stock. Mr. Sharp is the principal owner of Crown Financial, a co-founder of Hunt Global Resources. Crown Financial employs Mr. Sharp, the Chief Executive Officer of Hunt. These shares include 1,089,732 shares of Tombstone Common Stock, 6,317 shares of Tombstone Series A Preferred Stock that is convertible into 1,313,904 shares of Tombstone Common Stock and 13,860 shares of Tombstone Series B Preferred Stock that is convertible into 3,437,238 shares of Tombstone Common Stock.

     (6) Mr. Enders is the Chief Executive Officer of Hunt BioSolutions, Inc., a subsidiary of Hunt. These shares include 499,781 shares of Tombstone Common Stock, 2,897 shares of Tombstone Series A Preferred Stock that is convertible into 602,593 shares of Tombstone Common Stock.

     (7)Mr. Johnson is the Chief Operating Officer of Hunt BioSolutions, Inc., a subsidiary of Hunt. These shares include 249,890 shares of Tombstone Common Stock, 1,449 shares of Tombstone Series A Preferred Stock that is convertible into 301,296 shares of Tombstone Common Stock.

     (8)Mr. Richards is an investor in Hunt and has assisted in raising much of the equity capital to date. These shares include 3,308,326 shares of Tombstone Common Stock, 15,514 shares of Tombstone Series A Preferred Stock that is convertible into 3,226,882 shares of Tombstone Common Stock and warrants to purchase 632,000 shares of common stock.

fItem 5.  Directors and Executive Officers

         Below are the names and certain biographical information regarding Tombstone's and Hunt's executive officers following the acquisition of Hunt:


                Name              Age    Position at Tombstone Pre-Merger    Position at Tombstone/Hunt Post-Merger

     John N. Harris..........       63    President, CEO and Director        Director
     Neil A. Cox.............       60    Chairman of the Board and CFO      Director
     William H. Reilly......        56    COO/CTO and Director               None
     Jewel S. Hunt............      54    None                               Chairman of the Board
     George T. Sharp........        68    None                               CEO and Director
     Lisa A. Hunt............       50    None                               President
     John N. Bingham.......         56    None                               Acting CFO
     Gregory Enders.........        56    None                               CEO, Hunt BioSolutions, Inc.
     Gary Johnson............       53    None                               COO, Hunt BioSolutions, Inc.

     John N. Harris. On October 29, 2010, Mr. Harris resigned his position as President and CEO of Tombstone. He remains as a director. Mr. Harris began his career in the securities industry in 1971 with Newhard Cook & Co., a St. Louis based NYSE member firm. Licensed both as a broker and principal, he ultimately managed brokerage offices for several regional NASD brokerage firms. Since 1985, he has been self-employed as a business consultant and as a private investor. For the last 5 years Mr. Harris has been an independent financial consultant.

     Neil A. Cox. On October 29, 2010, Mr. Cox resigned his position as Chairman of the Board and CFO of Tombstone. He remains as a director. Mr. Cox has more than 30 years experience in the securities and financial industry. Mr. Cox was a former officer and director of a regional broker-dealer and with involved with structuring, financing, and investment banking activities. In 1999, he was the chief financial officer of IDMedical.com, where he coordinated the efforts for the company to become a publicly traded software company Mr. Cox had been self-employed with Rocky Mountain Securities and

Investments, Inc. until 2002, a registered broker-dealer; and from 2002-2004, Mr. Cox was self-employed with Moloney Securities Co., Inc., a registered broker-dealer. Since 2004, Mr. Cox has been an independent insurance broker (Life, Health, & Accident) who has represented many Life and Health Insurance Companies and is also an independent business consultant. Mr. Cox received a Bachelor of Business Administration (BBA) from West Texas A&M University (formerly known as West Texas State University) in 1971.

     Jewel S. Hunt. Effective October 29, 2010, Mr. Hunt was appointed Chairman of the Board of the combined company. Mr. Hunt is the husband of Ms. Lisa A. Hunt, the President, Secretary and Director of the Company. Prior to that, he was a co-founder and the Chairman of the Board of Hunt. Mr. Hunt has an executive and management background, encompassing running both an industry-leading firm as well being highly involved in international operations. Mr. Hunt has served as the chief executive of a family business. He has executive experience as a specialist in industrial plant manufacturing production processes and managing operations globally. Along with other business interests, Mr. Hunt manages family real estate holdings.

     George T. Sharp. On October 29, 2010, Mr. Sharp, was appointed as the Chief Executive Officer and Director of the combined company. Prior to that, he was a co-founder and the Chief Executive Officer of Hunt. Mr. Sharp is an entrepreneur with 35 years executive experience at the Chief Executive Officer and President level. He has founded a number of companies, having taken several of them public. He is a former leverage buyout specialist.

         Lisa A. Hunt. Effective October 29, 2010, Ms. Hunt was appointed the President of the combined company. Prior to that, she was a co-founder and the President and Secretary of Hunt. Ms. Hunt is the wife of Mr. Jewel S. Hunt, a director of the Company. Ms. Hunt has 28 years of executive experience at the corporate level, designing and implementing computer software systems, including the development Dynegy's energy trading systems, American Bridge Corp's accounting system, Compaq Computer's industrial operations management system and other systems for companies. During the past four years, she has managed the development of the 350 acre property containing the sand and gravel reserves owned by Hunt. This included supervising the design and construction of roads and the facility, along with managing relationships with the Environmental Protection Agency, Army Corps of Engineers, TECQ, etc.

     John N. Bingham. Effective April 6, 2010, Hunt engaged Agility Financial Partners ("Agility") to provide financial and regulatory consulting to Hunt during the completion of its merger with Tombstone. On October 29, 2010, Mr. Bingham was appointed as the Acting Chief Financial Officer of the combined company. Mr. Bingham is the Managing Director of Agility, which is a provider of CFOs, financial/SEC reporting and corporate governance solutions and services to microcap and small cap public companies. Mr. Bingham has acted or been employed in a CFO or Chief Accounting Officer role for several public companies, including Cambridge Royalty Company, Houston Biotechnology Incorporated, Physicians Resource Group, Inc., North American Technologies Inc. and others. Prior to that, Mr. Bingham worked for Arthur Andersen & Co. Mr. Bingham has a BS in Accounting from the University of Houston at Clear Lake City and is a Certified Public Accountant. Mr. Bingham has not been involved with a related transaction or relationship as defined by Item 404(a) of Regulation S-B.

     Gregory Enders. On December 31, 2009, Gregory Enders was appointed the Chief Executive Officer of Hunt BioSolutions, Inc., a subsidiary of Hunt. Prior to that, Mr. Enders served as the Chief Executive Officer and a Director of Momentum Biofuels (OTCBB: MMBF.OB) since October 20, 2007. Mr. Enders has served as Chief Executive Officer of several public and private companies including
Stratasoft, Inc., Commerciant Holdings, Inc., Intermat, Inc., Strategic Distribution, MRO Software, Inc., Integration Systems, Inc. (d/b/a Bizmart Computer Super Centers) and Computer Productivity, Inc. From 2002 until October of 2007 Mr. Enders served on the Development Board of Texas A&M's Mays Business School.

     Gary Johnson. On December 31, 2009, Gary Johnson was appointed Chief Operating Officer of Hunt BioSolutions, Inc. Prior to that, Mr. Johnson served as the Chief Operating Officer of Momentum Biofuels since October 16, 2007. Mr. Johnson has over 20 years of executive level management experience delivering products, services and solutions to Global 2000 clients. Prior to joining Momentum, Mr. Johnson served as Vice President of Operations for Stratasoft, Inc., President of IHS-Intermat Solutions, Vice President of Operations with MRO Software and Vice President and General Manager of Integration Systems, Inc. Mr. Johnson attended the University of Houston.

Item 6.  Executive Compensation

         Since inception, no significant compensation has been paid to the executive officers or directors of Hunt or Tombstone. Effective as of the date of the Merger, the compensation arrangements of the highest paid executive officers are summarized below:

     o On October 5, 2009, the Company entered into a service agreement that included a note payable to Crown Financial, a company providing executive and advisory services that employs Mr. Sharp, the CEO of Hunt. The Company will pay Crown a total of $500,000 plus interest at the rate of 8% until paid in full for past executive and advisory services, including equity and debt funding. The Company further agreed to compensate Crown for future services beginning October 1, 2009 through December 31, 2012 as follows:

                                     Period                          Amount
                      --------------------------------------     ---------------
                      October through December 2009              $       36,000
                      Year ending December 31, 2010                     240,000
                      Year ending December 31, 2011                     360,000
                      Year ending December 31, 2012                     600,000
                                                                 ---------------
                              Total due under the agreement      $    1,236,000
                                                                 ===============

         The service agreement with Crown is non cancelable and is fully collateralized by Hunt assets. All payments due under this agreement dated are due semi-monthly. If payments are not paid within ten days of the date due or if the Company elects to terminate the agreement for any reason, all payments due under the contract will be accelerated and be due to be paid in full. Further, the Company waived all notice in the event of foreclosure notices on assets. At June 30, 2010, the accrued liability to a related party of $156,000 in the accompanying balance sheet represents the amount due to Crown for the period from October 2009 to June 2010.

     o The surface mining rights agreement provides for the payment of a royalty to the Hunt's equal to 10 percent of the sold price of all products mined, processed, removed or manufactured and sold from the property. On December 1, 2008, the Company's board of directors approved the prepayment of royalties to the Hunt's, not to total more than $450,000 per year. Based on the board's actions, the Company made advanced or prepaid royalty payments to the Hunts of $274,276 and $4,000 during the year ended December 31, 2009, and the period from inception, December 1, 2008, through December 31, 2008, respectively. These amounts are included in prepaid royalties in the accompanying balance sheet.

         The Hunt's maintain a satellite office that is used for Company business. This office is responsible for property maintenance, security and computer operations and is located near the property subject to surface mining rights. On December 1, 2008, the Company approved a reimbursement to the Hunts of $9,000 per month. Rent expense recognized by the Company related to this office was $108,000 and $9,000 during the year ended December 31, 2009, and the period from inception, December 1, 2008, through December 31, 2008, respectively. The Company also paid certain expenses and obligations on behalf of the Hunts totaling $306 and $21,395, respectively during the year ended December 31, 2009, and the period from inception, December 1, 2008, through December 31, 2008. These expenses were treated as compensation and included in general and administrative expenses.

     o Upon closing of the Merger, John N. Bingham became the Acting CFO for the Company. Under the Company's current agreement with Mr. Bingham financial consulting company, Agility Business Partners LLC, the Company will pay Agility for Mr. Bingham's services at $150 an hour for services performed on behalf of the Company. In addition, Agility may provide other personnel and professional services for the Company.

Item  7.  Certain   Relationships   and  Related   Transactions,   and  Director
Independence

Director Independence

     From Tombstone. The Directors, John N. Harris and Neil A., are stockholders of the Company and are not considered an independent director at this time.

     From Hunt. Jewel S. Hunt and George T. Sharp are officers and stockholders of the Company and are not considered an independent director at this time.

         There is no independent director at the date of this filing. See Item 4 Security Ownership of Certain Beneficial Owners and Management for all significant equity transactions with officers and directors of the Company. For further historical information regarding related parties, please refer to the
Note 9 of the audited financial statements of Hunt for the year ended December 31, 2009 contained herein.

Item 8.  Legal Proceedings

         We are not a party to any legal proceedings.

Item 9. Market Price of and Dividends on Common Equity and Related Stockholder Matters

         Tombstone's Common Stock is presently traded on the over-the-counter market on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority ("FINRA"). The Company's stock currently trades on the OTC Bulletin Board under the symbol "TMCI." During the periods listed below, Tombstone's common stock had limited trading as shown in the following table.


                                            Period                               High      Low

     2010:
                For the quarter ended December 31, 2010 (thru October 29)        $1.59    $0.75
                For the quarter ended September 30, 2010                         $2.00    $1.05
                For the quarter ended June 30, 2010                              $2.44    $0.95
                For the quarter ended March 31, 2010                             $1.25    $0.25
     2009:
                For the quarter ended December 31, 2009                          $0.90    $0.30
                For the quarter ended October 30, 2009                           $0.30    $0.06
                For the quarter ended June 30, 2009                              $0.30    $0.20
                For the quarter ended March 31, 2009                             $0.65    $0.27
     2008:
                For the quarter ended December 31, 2008                          $0.65    $0.65
                For the quarter ended October 30, 2008                           $0.55    $0.55
                For the quarter ended June 30, 2008                              $1.05    $1.05
                For the quarter ended March 31, 2008                             $0.90    $0.85

         In addition to Tombstone's common stock, in October 2007, the Company began trading its Units on the OTC Bulletin Board. A Unit consists of 1 share of Tombstone common stock, 1 of the Company's "A" Warrants and 1 of the Company's "B" Warrants. The Units trade on the OTC Bulletin Board under the symbol "TMCIU." During the years ended December 31, 2009 and 2008, the Company's Units did not trade. During the year ended December 31, 2009, the Company's "A" Warrants and "B" Warrants expired.

         Per the terms of the Merger Agreement, as soon as possible after the merger Tombstone will change its name to Hunt Global Resources, Inc. The Company will then also seek to change the name of its ticker symbol.

         Holders.  Prior to the  merger  (as of October  29,  2010),  there were
4,878,000 shares of our common stock outstanding and approximately 75 shareholders of record of our common stock. Subsequent to the merger, there were 33,878,000 shares of our common stock outstanding and approximately 225 shareholders of record of our common stock.

         Transfer Agent and Registrar. Our transfer agent is Corporate Stock Transfer Company, 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209; Phone (303) 282-4800.

         Dividend Policy. Tombstone has not paid any dividends to common shareholders. There are no restrictions which would limit Tombstone's ability to pay dividends on common equity or that are likely to do so in the future. The Colorado Revised Statutes, however, do prohibit Tombstone from declaring dividends where, after giving effect to the distribution of the dividend; the Company would not be able to pay its debts as they become due in the usual course of business; or its total assets would be less than the sum of the total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

         Tombstone will begin to pay a dividend to the Class B Convertible Preferred stockholders of $0.56 per share on a quarterly basis commencing on January 1, 2011.

         Warrants, Options and Convertible Debt. Currently, there are stock options to purchase 1,689,999 shares of the Company's common stock at an average exercise price of $0.65 per share and warrants to purchase 8,576,000 shares of the Company's common stock at an average exercise price of $1.00 per share.

Item 10.  Recent Sales of Unregistered Securities

         The Company hereby incorporates by reference its response in Item 3.02 below.

Item 11.  Description of Securities

Common Stock

         We are authorized to issue up to 100,000,000 shares of no par value common stock. We plan to increase the number of authorized shares in the near future. Holders of shares of our common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Unless a greater plurality is required by the express requirements of law or Tombstone's Certificate of Incorporation, the affirmative vote of a majority of the shares of voting stock represented at a meeting of shareholders at which there shall be a quorum present shall be required to authorize all matters to be voted upon by the shareholders of Tombstone. According to our charter documents, holders of our common stock do not have preemptive rights and are not entitled to cumulative voting rights. There are no conversion or redemption rights or sinking funds provided for our shareholders. Shares of our common stock share ratably in dividends, if any, as may be declared from time to time by the Board of Directors at its discretion from funds legally available for distribution as dividends. In the event of a liquidation, dissolution or winding up of Tombstone, the holders of our common stock are entitled to share pro rata in all assets remaining after payment in full of all liabilities. All of the outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

            We are authorized to issue up to 1,000,000 shares of preferred stock. As a result of this transaction, Tombstone created two classes of Preferred Stock securities, the Class A Convertible Preferred Stock (Class A) and Class B Convertible Preferred Stock (Class B). The Class A has a deemed purchase price of $10.00 per share, shall rank senior to the Common Stock and all classes of Preferred Stock, bear no dividends, has voting rights of two hundred eight (208) votes for each one (1) share of Class A shares and has a liquidation preference of $10,000 per share. The holders of Class A will have the right to convert each share of Class A for 208 shares of Common Stock should the Common Stock trade at an average price of $3.00 per share for 10 consecutive trading days or after a period of one year, whichever occurs first. The Class B has a deemed purchase price of $10.00 per share, shall rank senior to the Common Stock and all classes of Preferred Stock except the Class A, bear a dividend of $0.56 per share on a quarterly basis commencing on January 1, 2011, has voting rights of two hundred forty eight (248) votes for each one (1) share of Class B shares and has a liquidation preference of $10,000 per share. The holders of Class B will have the right to convert each share of Class B for 248 shares of Common Stock should the Common Stock trade at an average price of $7.00 per share for 10 consecutive trading days or after a period of two years, whichever occurs first.

Item 12.  Indemnification of Directors and Officers

         Tombstone's certificate of incorporation contains certain provisions permitted under Colorado Corporation Law relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances where such liability may not be eliminated under applicable law. Further, Tombstone's certificate of incorporation contains provisions to indemnify Tombstone's directors and officers to the fullest extent permitted by the Colorado Corporation Law.

Item 13.  Financial Statements and Supplementary Data

         With regard to Tombstone's 2008, 2009 and 2010 financial statements, reference is made to the filings with the SEC made by Tombstone on Form 10-K on March 29, 2010 and Form 10-Q on August 13, 2010. The audited financial statements of Hunt as of December 31, 2009 and interim financial statements as of June 30, 2010 are attached hereto. Also attached hereto are the pro forma financial statements of the combined companies as of June 30, 2010 (as if the merger occurred on January 1, 2010) and December 31, 2009 (as if the merger occurred on January 1, 2009).

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

         None.

                   SECTION 3 - SECURITIES AND TRADING MARKETS

ITEM 3.02  UNREGISTERED SALES OF EQUITY SECURITIES.

         As disclosed under Item 2.01 above, in connection with the Merger Agreement, Tombstone issued an aggregate of 29,000,000 shares of common stock, 125,000 shares of Class A Preferred Stock and 125,000 shares of Class B Preferred Stock to the former Hunt shareholders. The Company hereby incorporates by reference its response in Item 2.01 in response to Item 3.02. There were fewer than 35 non-accredited investors in these transactions. These transactions were made in reliance upon exemptions from registration under Section 4(2) of the Securities Act. Each certificate issued for unregistered securities contained a legend stating that the securities have not been registered under the Securities Act and setting forth the restrictions on the transferability and the sale of the securities. No underwriter participated in, nor did we pay any commissions or fees to any underwriter, in these transactions. These transactions did not involve a public offering. The investors had knowledge and experience in financial and business matters that allowed them to evaluate the merits and risk of receipt of these securities. The investors were knowledgeable about our operations and financial condition.

       SECTION 4 - MATTERS RELATED TO ACCOUNTANTS AND FINANCIAL STATEMENTS

ITEM 4.01 CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

         Cordovano & Honeck (C&H) served as Tombstone's independent registered public accounting firm to audit the financial statements for the fiscal year ended December 31, 2009 and 2008. With the exception of an expressed uncertainty regarding our possible continuation as a going concern, the reports of C&H for the past two years did not contain an adverse opinion or disclaimer of opinion, nor were they modified as to uncertainty, audit scope, or accounting principles.

         During the fiscal years ended December 31, 2009 and 2008 and subsequently to November 3, 2010, there were no disagreements with C&H on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to C&H's satisfaction, would have caused them to make reference to the subject matter in connection with their reports on the Company's consolidated financial statement for such years, and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

         The Company has provided C&H with a copy of the foregoing disclosures and requested in writing that C&H furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not they agree with such disclosures. C&H provided a letter dated November 4, 2010 stating its agreement with such statements. This letter is attached hereto as Exhibit 16.1.

         The Company has appointed Ham Langston & Brezina, LLP (HLB) as the successor independent registered public accounting firm on November 4, 2010. Prior to such appointment, Hunt had consulted with HLB with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matter or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

                 SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.01  Changes In Control Of Registrant

         As a result of the Merger Transaction, the stockholders and management of Hunt will own a controlling interest in the combined company. The following table summarizes the ownership of the combined company by the respective stockholder groups of each company as of the closing of this transaction on October 29, 2010 (on an as converted basis):


                       Common Stock       Options/         Series A          Series B            Total
                                          Warrants         Preferred        Preferred        (as converted)         %
                      ---------------  ---------------  ----------------  ---------------  -------------------  -----------

   Tombstone .......     4,878,000        1,689,999           --                --              6,567,999          6.5%
   Hunt Preferred .      7,436,000        8,436,000           --                --             15,872,000         15.7%
   Hunt Common .        21,564,000          140,000       26,000,000        31,000,000         78,704,000         77.8%
                      ---------------  ---------------  ----------------  ---------------  -------------------  -----------
          Total ...     33,878,000       10,265,999       26,000,000        31,000,000        101,143,999        100.0%
                      ===============  ===============  ================  ===============  ===================  ===========

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Officers and Directors

     As a result of the merger of Tombstone and Hunt and effective October 29, 2010, Hunt management assumed control of the combined company. Messrs. John N. Harris and Neil A. Cox, resigned as the Chief Executive Officer/President and Chief Financial Officer, respectively, of Tombstone. Messrs. Harris and Cox remained as directors of the Company.

     Effective October 29, 2010, Mr. William H. Reilly resigned as the Chief Operating Officer and a Director of Tombstone.

         For certain biographical and other information regarding the newly appointed officers and directors, see the disclosure under Item 2.01 of this report, which disclosure is incorporated herein by reference. For compensatory arrangements with executive officers, see the disclosures under Item 2.01 of this report.


ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

         On October 29, 2010, the Company filed Certificates of Designations with the Secretary of State of Colorado to amend the Articles of Incorporation for the creation of the Class A and Class B Preferred Shares, as disclosed in
Item 2.01 above.


                  SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired. The following is a complete list of financial statements filed as part of this Report.


                                                 Description                                             Page

         Report of Independent Registered Public Accounting Firm.......................................  F-1

         Consolidated Balance Sheets as of December 31, 2009 and 2008..................................  F-3

         Consolidated Statement of Operations for the year ended December 31, 2009 and the period from inception (December 1, 2008 through December 31, 2008 .....................  F-4

         Consolidated Statement of Shareholders' Equity for the year ended December  31, 2009 and the period from inception December 1, 2008 through December 31, 2008 ............... F-5

         Consolidated Statement of Cash Flows for the year ended December 31, 2009 and the period from inception December 1, 2008 through December 31, 2008 ....................... F-6

         Notes to Consolidated Financial Statements .................................................... F-7

         Unaudited Consolidated Condensed Balance Sheets as of June 30, 2010 and December 31,
                2009.................................................................................... F-22

         Unaudited Condensed Consolidated Statement of Operations for the  six months ended June
                30, 2010 and 2009....................................................................... F-23

         Unaudited Condensed Consolidated Statement of Cash Flows for the six months ended
                June 30, 2010 and 2009.................................................................. F-24

         Notes to Unaudited Condensed Consolidated Financial Statements ................................ F-25

(b) Pro Forma Financial Statements. The following is complete list of the unaudited pro forma financial statements filed as a part of this Report.

                                                  Description                                             Page

         Unaudited Pro Forma Condensed Consolidated Balance Sheet at December 31, 2009..................  F-29

         Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended
         December 31, 2009 .............................................................................  F-30

         Unaudited Pro Forma Condensed Consolidated Balance Sheet at June 30, 2010......................  F-32

         Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Six Months Ended
         June 30, 2010..................................................................................  F-33

(c)       Exhibits

           Exhibit                                           Description

             4.1      Tombstone Series A Preferred Stock Certificate of Designation

             4.2      Tombstone Series B Preferred Stock Certificate of Designation

            16.1      Letter from Cordovano & Honek to the Securities and Exchange Commission dated November 4, 2010 acknowledging and agreeing with Item 4.01 disclosure.

            10.11     Amended Agreement and Plan of Merger and Reorganization, by and among Hunt Global Resources Inc., Hunt
                      Acqusition Corp., and Tombstone Technologies, Inc. date October 29, 2010

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.



                             TOMBSTONE TECHNOLOGIES, INC.


                             By: /s/George T. Sharp
                                 -----------------------------------------------
                                 George T. Sharp, Chief Executive Officer


                              By /s/John N. Bingham
                                 -----------------------------------------------
                                 John N. Bingham, Acting Chief Financial Officer


                             Date: November 4, 2010

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




To the Board of Directors and Management of Hunt Global Resources, Inc.

         We have audited the accompanying consolidated balance sheets of Hunt Global Resources, Inc. and subsidiary (a development stage company) (the "Company"), as of December 31, 2009 and 2008, and the consolidated statements of operations, shareholders' equity (deficit), and cash flows for the year ended December 31, 2009 and the period from December 1, 2008 (date of inception) through December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the year ended December 31, 2009 and the period from December 1, 2008 (date of inception) through December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

         As shown in the financial statements, the Company incurred net losses $10,903,514 and $819,369 for the year ended December 31, 2009 and the period from December 1, 2008 through December 31, 2008, respectively. At December 31, 2009, current liabilities exceed current assets by $5,088,346. These factors, and the others discussed in Note 3, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.



Ham, Langston & Brezina, L.L.P.
October 28, 2010


                           HUNT GLOBAL RESOURCES, INC. AND SUBSIDIARY
                                  (A Development Stage Company)
                                   CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------------------------------------------

                                                                            December 31,            December 31,
                                                                                2009                    2008
                                                                         -------------------     -------------------

                     ASSETS
Current assets:

    Cash and cash equivalents                                            $            5,766      $               -
    Related party receivables                                                        58,000                      -
    Prepaid royalties to related parties                                            274,246                  4,000
                                                                                     15,000                 13,277
    Prepaid rent and other                                                           15,000                 13,277
                                                                         -------------------     ------------------
        Total current assets                                                        353,012                156,047

Property, plant and equipment, net of accumulated
    depreciation of $33,838 and $-0-,
    respectively                                                                    979,134                      -
Surface mining rights and royalty agreement                                       3,696,177              3,696,177
Assets held for sale                                                                536,265                      -

Deposits                                                                             13,277                 13,277
                                                                         -------------------     ------------------
           Total assets                                                  $        5,577,865      $       3,865,501
                                                                         ===================     ==================
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:

    Current portion of notes payable and long-term debt                  $        3,763,600      $       3,268,600
    Notes payable to related parties                                              1,106,144                380,000
    Accounts payable                                                                      -                  9,000
    Accrued liability to a related party
    Accrued interest payable                                                         36,000                254,214

    Accrued dividends payable                                                       105,631                      -
                                                                         -------------------     ------------------

        Total current liabilities                                                 5,441,358              3,911,814


Long term debt, net of current portion                                              120,000                      -
                                                                         -------------------     ------------------
           Total liabilities                                                      5,561,358              3,911,814
                                                                         -------------------     ------------------

Commitments and contingencies:

Shareholders' equity (deficit)
    Preferred stock, $0.01 par value per share, 50,000,000
        shares authorized, 5,708,000 shares issued and
        outstanding at December 31, 2009                                             57,080                      -
    Common stock, $0.001 par value per share, 200,000,000
        shares authorized, 134,907,200 and 95,953,200
        shares issued and outstanding at December 31, 2009
        and 2008, respectively                                                      134,907                 95,953

    Additional paid in capital                                                   11,547,403                677,103
    Loss accumulated during the development stage                              (11,722,883)               (819,369)
                                                                         -------------------     ------------------
           Total shareholders' equity (deficit)                                      16,507                (46,313)
                                                                         -------------------     ------------------
           Total liabilities and shareholders' equity (deficit)          $        5,577,865      $        3,865,501
                                                                         ===================     ==================


                 The accompanying notes are an integral part of these consolidated financial statements.

                                                      F-2


                                   HUNT GLOBAL RESOURCES, INC. AND SUBSIDIARY
                                          (A Development Stage Company)
                                      CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------------------------------------------

                                                                              For the                 For the
                                                                            Period From             Period From
                                                                             Inception,              Inception,
                                                    For the Year            December 1,             December 1,
                                                        Ended                 2008, to                2008, to
                                                    December 31,            December 31,            December 31,
                                                        2009                    2008                    2009
                                                  ------------------     -------------------     -------------------

Operating expenses:
    Selling, general, and administrative          $       7,799,388      $           73,880      $        7,873,268

    Depreciation and amortization                            33,838                       -                  33,838
                                                  ------------------     -------------------     -------------------
        Total operating expenses                          7,833,226                  73,880               7,907,106
                                                  ------------------     -------------------     -------------------

Loss from operations during the
                                                                                                        (7,907,106)
    development stage                                   (7,833,226)                (73,880)            (21,595,371)
                                                  ------------------     -------------------     -------------------

Other income / (expense):

    Interest and other income                                   655                       -                     655
    Interest expense                                      (945,447)               (745,489)             (1,690,936)
    Loss on debt conversion                               (927,981)                                       (927,981)
    Equity in loss of Momentum                             (30,000)                       -                (30,000)
                                                                                          -
    Loss on investment                                  (1,167,515)                       -             (1,167,515)
                                                  ------------------     -------------------     -------------------
                                                                                                        (3,815,777)
        Total other income / (expense), net             (3,070,288)               (745,489)             (5,596,019)
                                                  ------------------     -------------------     -------------------

Net loss                                               (10,903,514)               (819,369)            (11,722,883)

                                                                                                          (105,631)
Preferred stock dividends                                 (105,631)                       -               (105,631)
                                                  ------------------     -------------------     -------------------

Net loss attributable to common stock             $    (11,009,145)      $        (819,369)      $     (11,828,514)
                                                  ==================     ===================     ===================

Net loss per common share  - basic and
    diluted                                       $          (0.10)      $           (0.01)
                                                  ==================     ===================

Weighted average shares outstanding -
    basic and diluted                                   114,933,003              95,953,200
                                                  ==================     ===================

















                 The accompanying notes are an integral part of these consolidated financial statements.

                                                   F-3


                                   HUNT GLOBAL RESOURCES, INC. AND SUBSIDIARY
                                          (A Development Stage Company)
                            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
------------------------------------------------------------------------------------------------------------------------------------



                                                                                                                       Additional
                                                Preferred Stock                     Common Stock                        Paid-In
                                       ---------------------------------    ---------------------------------
                                            Shares            Amount          Shares              Amount                Capital
                                       -----------------    ------------                                         -----------------


Balance at inception,
December 1, 2008                                      -     $         -                  -     $           -     $              -

      Issuance of common stock
          for leasehold agreement                     -               -         91,000,000            91,000                    -
      Issuance of common stock to
          compensate debtholders                      -               -          4,953,200             4,953              677,103
        Net loss                                      -               -                  -                 -                    -
                                       -----------------    ------------    ---------------    --------------    -----------------
Balance at December 31, 2008                          -     $         -         95,953,200     $      95,953     $        677,103
      Issuance of common stock in
          payment of interest
          expense                                     -               -             50,000                50                6,835
      Preferred stock and common
          stock warrants sold as
          units in private placement          2,506,000          25,060                  -                 -            2,480,940
      Preferred stock and common
          stock warrants issued in
          units in settlement of debt         2,052,000          20,520                  -                 -            2,031,480
      Preferred stock and warrants
          for common stock issued
          in units to consolidate and
          extend debt agreements                950,000           9,500                  -                 -              940,500
      Preferred stock issued for
          debt extension                        200,000           2,000                  -                 -              198,000
      Common stock issued for
          services                                    -               -         38,854,000            38,854            5,311,341
      Common stock issued in
          settlement of debt                          -               -             50,000                50                6,835
      Preferred stock dividends                       -               -                  -                 -            (105,631)
      Net loss                                        -               -                  -                 -                    -
                                       -----------------    ------------    ---------------    --------------    -----------------
Balance at December 31, 2009                  5,708,000          57,080        134,907,200     $     134,907     $     11,547,403
                                       =================    ============    ===============    ==============    =================

                 The accompanying notes are an integral part of these consolidated financial statements.

                                                      F-4


                   HUNT GLOBAL RESOURCES, INC. AND SUBSIDIARY
                          (A Development Stage Company)
            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
--------------------------------------------------------------------------------

                                                  Losses
                                                Accumulated
                                                During the
                                                Development

                                                   Stage            Total
                                          ------------------  ------------------

Balance at inception,
December 1, 2008                          $               -   $               -

      Issuance of common stock
          for leasehold agreement                         -              91,000
      Issuance of common stock to
          compensate debtholders                          -             682,056
        Net loss                                  (819,369)           (819,369)
                                          ------------------  ------------------
Balance at December 31, 2008              $       (819,369)   $        (46,313)
      Issuance of common stock in
          payment of interest
          expense                                         -              6,885
      Preferred stock and common
          stock warrants sold as
          units in private placement                      -          2,506,000
      Preferred stock and common
          stock warrants issued in
          units in settlement of debt                     -          2,052,000
      Preferred stock and warrants
          for common stock issued
          in units to consolidate and
          extend debt agreements                          -             950,000
      Preferred stock issued for
          debt extension                                  -             200,000
      Common stock issued for
          services                                        -           5,350,195
      Common stock issued in
          settlement of debt                              -               6,885
      Preferred stock dividends                           -           (105,631)
      Net loss                                 (10,903,514)        (10,903,514)
                                          ------------------  ------------------
Balance at December 31, 2009              $    (11,722,883)   $     $    16,507
                                          ==================  ==================

The accompanying notes are an integral part of these consolidated financial statements.

                                      F-4



                                    HUNT GLOBAL RESOURCES, INC. AND SUBSIDIARY
                                           (A Development Stage Company)
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------------------------------------------

                                                                              For the                 For the
                                                                            Period From             Period From
                                                                             Inception,              Inception,
                                                    For the Year            December 1,             December 1,
                                                        Ended                 2008, to                2008, to
                                                    December 31,            December 31,            December 31,
                                                        2009                    2008                    2009
                                                  ------------------     -------------------     -------------------
Cash flows from operating activities
Net loss                                          $    (10,903,514)      $        (819,369)      $     (11,722,883)
Adjustments to reconcile net income to
    net cash flow from operating activities:
    Depreciation and amortization                            33,838                       -
    Loss on investment                                    1,167,515                       -               1,167,515
    Loss on debt conversion                                 927,981                       -
    Equity in losses of Momentum                             30,000                       -                  30,000
    Issuance of common stock for services                 5,350,195                                       5,350,195
    Common stock issued for interest expense                206,885                 682,056                 888,941
    Investment exchanged for services                        10,000                       -                  10,000
    Issuance of note payable for consulting                 500,000                       -                 500,000
    Changes in operating assets and
        liabilities, net of acquisitions:
        Related party receivables                            80,770               (138,770)
        Prepaid expenses and other assets                 (271,969)                (17,277)               (289,246)
        Deposits                                                 -                 (13,277)                (13,277)
        Accounts payable and accrued liabilities            531,309                  66,637                 597,946
                                                  ------------------     -------------------     -------------------
Net cash used in operating activities                   (2,336,990)               (240,000)             (2,576,990)
                                                  ------------------     -------------------     -------------------

Cash flows from investing activities
    Purchases of property, plant and
        equipment                                           (2,972)          -                              (2,972)

    Investment in Reserve Oil Technologies                 (46,416)                       -          (46,416)
                                                  ------------------     -------------------     -------------------
Net cash used in investing activities                      (49,388)                       -                (49,388)
                                                  ------------------     -------------------     -------------------

Cash flows from financing activities
    Proceeds from notes payable                              38,699                 250,000                 288,699
    Payments on long term debt                             (152,55)                (10,000)               (162,555)

    Proceeds from issuance of preferred stock             2,506,000                       -               2,506,000
                                                  ------------------     -------------------     -------------------
Net cash provided by financing activities                 2,392,144                 240,000               2,632,144
                                                  ------------------     -------------------     -------------------


Increase in cash and cash equivalents                         5,766                       -                   5,766

Cash and cash equivalents, beginning of period                    -                       -                       -
                                                  ------------------     -------------------     -------------------

Cash and cash equivalents, end of period          $           5,766      $                -      $            5,766
                                                  ==================     ===================     ===================

Supplemental disclosure of cash flow information:
   Interest paid                                  $         484,252       $           5,795
                                                  ==================     ===================

   Income taxes paid                              $               -       $               -
                                                  ==================     ===================


                 The accompanying notes are an integral part of these consolidated financial statements.

                                                      F-5

                   HUNT GLOBAL RESOURCES, INC. AND SUBSIDIARY
                         (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       ORGANIZATION AND NATURE OF BUSINESS

         Hunt Global Resources, Inc. and Subsidiary ("Hunt" or the "Company") is a Houston based development stage company focused on the production of aggregates, including sand and gravel. The Company's business model centers on using new, "green" and more efficient extraction and processing methods to enhance profit and shareholder value. The Company has one wholly-owned subsidiary, Hunt BioSolutions, Inc.

         On December 1, 2008, the Company secured the surface mining rights to 350 acres of land in northwest Houston which contains high-grade sand and gravel reserves, whose size and color variations are the most desirable in the marketplace. All of the sand and gravel is contained from the surface to a depth of fifty feet. The mining process is "surface mining" which uses tractors and conveyors to extract the material. The process is safer and less expensive than other mining processes, and the project meets all requirements for the permits that are required in the state of Texas for this type of mining. The Company is preparing to build a state-of-the-art sand and gravel plant, projected to be operating at full capacity in the third quarter of 2011. See Note 4 for further disclosures on this transaction.

         Additionally, due to the positive results from the laboratory testing of its `frac' sand reserves, the Company is planning to coat its frac sand with resin. Frac sand is used as part of a fracturing process to enhance domestic oil and gas production; this process has facilitated the extraction of more than 600 trillion cubic feet of gas and 7 billion barrels of oil. The sand used for fracing is mined and not manufactured, and the supply is limited in the U.S. When raw frac sand is resin-coated, its value and demand significantly increase because the resin coating dramatically strengthens each grain, and this resistance to crushing prevents loss of permeability in fractures. This added feature dramatically increases the product's market value.


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICES

         In June 2009, the FASB issued the FASB Accounting Standard Codification
(TM) (the "Codification"). The Codification becomes the single source of authoritative nongovernmental U.S. GAAP, superseding existing authoritative literature. The codification establishes one level of authoritative GAAP. All other literature is considered non-authoritative. This Statement was effective beginning with our financial statements issued for the year ended December 31, 2009. As a result, references to authoritative accounting literature in our financial statement disclosures are referenced in accordance with the Codification.

     Basis of Presentation

         The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

     Principles of Consolidation

         The consolidated  financial statements include the accounts of Hunt and
its  wholly-owned   subsidiary.   All  significant   intercompany  balances  and
transactions have been eliminated in consolidation.

     Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Our significant estimates primarily relate to the assessment of warrants and debt and equity transactions and the estimated lives and methods used in determining depreciation of fixed assets. Actual results could differ from those estimates.

                   HUNT GLOBAL RESOURCES, INC. AND SUBSIDIARY
                         (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Cash and Cash Equivalents

         Cash and cash equivalents include all highly liquid investments having maturities of three months or less at the date of purchase.

     Equity Method Investments

         The Company accounts for non-marketable investments using the equity method of accounting if the investment provides the Company with the ability to exercise significant influence over, but not control of, an investee. Significant influence generally exists with an ownership interest representing between 20% and 50% of the voting stock of an investee. Under the equity method of accounting, investments are stated at initial cost and adjusted for subsequent additional investments and the Company's proportionate share of earnings or losses and distributions. The Company currently has one equity method investee, Momentum, and we record our share of Momentum's earnings or losses in equity in losses of Momentum in the accompanying consolidated statements of operations. Where the Company's investment balance is reduced to zero from its proportionate share of losses, as in the case of Momentum, the investments are accounted for under the cost method. Under the cost method, investments are carried at cost and adjusted only for other-than-temporary declines in fair value, distributions of earnings or additional investments.

     Property, Plant and Equipment, Net

         Property and equipment is recorded at original cost. Assets acquired in connection with business combinations are recorded at the assets' fair value. Repairs and maintenance are charged to expenses as incurred. Depreciation is computed using the straight-line method based on the estimated useful lives of assets. This method is applied to group asset accounts, which in general have the following lives: buildings and leasehold improvements - 15 years; machinery and equipment- 5 to 7 years; furniture, software and fixtures - 5 years; and computer hardware - 3 years. When we retire or dispose of property, plant or equipment, we remove the related cost and accumulated depreciation from our accounts and reflect any resulting gain or loss in our statements of operations.

         The recoverability of our long-lived assets and certain identifiable intangibles are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. Such evaluations for impairment are significantly impacted by estimates of future prices, capital needs, economic trends in the applicable construction sector and other factors. If such assets are considered to be impaired, the impairment is measured by the amount by which the carrying amount of the assets exceeds their fair value. Assets to be disposed of by sale are reflected at the lower of their carrying amounts, or fair values, less cost to sell.

     Surface Mining Rights

         A significant portion of our intangible assets are contractual rights in place associated with obtaining, zoning, permitting and other rights to access and extract aggregates reserves. Contractual rights in place associated with aggregates reserves are amortized using a unit-of-production method based on estimated recoverable units. Other intangible assets are amortized principally by the straight-line method.

     Accretion of Asset Retirement Obligations

         Accretion reflects the period-to-period increase in the carrying amount of the liability for asset retirement obligations. It is computed using the same credit-adjusted, risk-free rate used to initially measure the liability at fair value.

                   HUNT GLOBAL RESOURCES, INC. AND SUBSIDIARY
                         (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Fair Value Measurements

         Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels as described below:

          Level 1: Quoted prices in active markets for identical assets or liabilities; Level 2: Inputs that are derived principally from or corroborated by observable market data; Level 3: Inputs that are unobservable and significant to the overall fair value measurement.

     Stripping Costs

         In the mining industry, the costs of removing overburden and waste materials to access mineral deposits are referred to as stripping costs. Stripping costs incurred during the production phase are considered costs of extracted minerals, inventoried, and recognized in cost of sales in the same period as the revenue from the sale of the inventory. Additionally, such costs inventory only to the extent inventory exists at the end of a reporting period. Stripping costs incurred during the development stage of a mine (pre-production stripping) are excluded from inventory cost. Pre-production stripping costs will generally be expensed as incurred.

     Other Costs

         Costs are charged to earnings as incurred for the start-up of new plants and for normal recurring costs of mineral exploration and research and development.

     Reclamation Costs

         Reclamation costs resulting from the normal use of long-lived assets are recognized over the period the asset is in use only if there is a legal obligation to incur these costs upon retirement of the assets. Additionally, reclamation costs resulting from the normal use under a mineral lease are recognized over the lease term only if there is a legal obligation to incur these costs upon expiration of the lease. The obligation, which cannot be reduced by estimated offsetting cash flows, is recorded at fair value as a liability at the obligating event date and is accreted through charges to operating expenses. This fair value is also capitalized as part of the carrying amount of the underlying asset and depreciated over the estimated useful life of the asset. If the obligation is settled for other than the carrying amount of the liability, a gain or loss is recognized on settlement.

         In determining the fair value of the obligation, the cost for a third party to perform the legally required reclamation tasks, including a reasonable profit margin, is estimated. The estimated cost is then increased for both future estimated inflation and an estimated market risk premium related to the estimated years to settlement. Once calculated, this cost is discounted to fair value using present value techniques with a credit-adjusted, risk-free rate commensurate with the estimated years to settlement.

         In estimating the settlement date, the current facts and conditions are evaluated to determine the most likely settlement date. If this evaluation identifies alternative estimated settlement dates, a weighted-average settlement date, considering the probabilities of each alternative, is used.

         Reclamation obligations are reviewed at least annually for a revision to the cost or a change in the estimated settlement date. Additionally, reclamation obligations are reviewed in the period that a triggering event occurs that would result in either a revision to the cost or a change in the estimated settlement date. Examples of events that would trigger a change in the cost include a new reclamation law or amendment of an existing mineral lease. Examples of events that would trigger a change in the estimated settlement date include the acquisition of additional reserves or the closure of a facility.

     Environmental Compliance

         Environmental compliance costs are expected to include maintenance and operating costs for pollution control facilities, the cost of ongoing monitoring programs, the cost of remediation efforts and other similar costs. Although we

                   HUNT GLOBAL RESOURCES, INC. AND SUBSIDIARY
                         (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

have not incurred any significant environmental compliance expenses to date, we will expense or capitalize environmental expenditures for current operations or for future revenues consistent with our capitalization policy.

         Costs for  environmental  assessment  and  remediation  efforts will be accrued when the Company determines that a liability is probable and a reasonable estimate the cost can be determined. At the early stages of a remediation effort, environmental remediation liabilities are not easily quantified due to the uncertainties of varying factors. The range of an estimated remediation liability is defined and redefined as events in the remediation effort occur.

     Earnings per share (EPS)

         The Company reports two earnings per share numbers, basic and diluted. These are computed by dividing net earnings (loss) by the weighted-average common shares outstanding (basic EPS) or weighted-average common shares outstanding assuming dilution (diluted EPS).

         All dilutive common stock equivalents are reflected in our earnings per share calculations. Anti-dilutive common stock equivalents are not included in our earnings per share calculations. The number of potentially dilutive common stock equivalents that have been excluded from the calculation of diluted earnings per share for the year ended December 31, 2009 and for the period from inception, December 1, 2008, through December 31, 2008, were 11,016,000 and -0-, respectively. The Company had no potentially dilutive common stock equivalents at December 31, 2008 and an analysis of the potentially dilutive common stock equivalents at December 31, 2009 is as follows:

                                                                 Number of
                                                                Common Stock
                                                                 Equivalents
                                                               ----------------
          Warrants for purchase of common stock                      5,508,000
          Preferred stock convertible to common stock                5,508,000
                                                               ----------------
                                                                    11,016,000
                                                               ================

     Revenue and Expenses

         The Company is in the development stage and has no revenues or cost of sales. Selling expenses consist primarily of sales commissions, salaries of sales managers, travel and entertainment expenses, and trade show expenses. General and administrative expenses consist primarily of executive and administrative compensation and benefits, office rent, utilities, communication and technology expenses, and professional fees.

     Income Taxes

         We use the liability method of accounting for income taxes. Under this method, we record deferred income taxes based on temporary differences between the financial reporting and tax bases of assets and liabilities and use enacted tax rates and laws that we expect will be in effect when we recover those assets or settle those liabilities, as the case may be, to measure those taxes. We record a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

     Fair Value of Financial Instruments

         The carrying amounts of financial instruments including cash and cash equivalents, receivables, and payables approximated fair value because of the relatively short maturity of these instruments. The carrying values of other financial instruments approximate their respective fair values.

     Share-Based Payment Arrangements

         Compensation expense for all share-based payment awards, including employee stock options, is measured and recognized based on estimated fair values. The value of the portion of the award that is ultimately expected to vest is recognized as expense on a straight-line basis over the requisite service periods, if any.

                   HUNT GLOBAL RESOURCES, INC. AND SUBSIDIARY
                         (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         The fair value of stock option awards is estimated on the date of grant using an option-pricing model. The Company uses the Black-Scholes option-pricing model ("Black-Scholes Model") as its method of valuation for share-based awards. The determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Company's stock price, as well as assumptions regarding a number of subjective variables. These variables include, but are not limited to, expected stock price volatility over the term of the awards, as well as actual and projected exercise and forfeiture activity.

         The Company follows the guidance of the Codification as described in ASC 505-50 "Equity Based Payments to Non-Employees" for transactions in which equity instruments are issued in exchange for the receipt of goods or services to non-employees. The Company accounts for the issuance of equity instruments to acquire goods and services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably measurable.

     Recent Accounting Pronouncements

         In August 2009, the Financial Accounting Standards Board ("FASB") issued authoritative guidance, which provides additional guidance on measuring the fair value of liabilities. This guidance reaffirms that the fair value measurement of a liability assumes the transfer of a liability to a market participant as of the measurement date. This guidance became effective October 1, 2009. This guidance did not have a material impact on our consolidated financial statements.

         In June 2009, the FASB issued authoritative guidance on consolidation of variable interest entities (VIEs) that changes how a reporting entity determines a primary beneficiary that would consolidate the VIE from a quantitative risk and rewards approach to a qualitative approach based on which variable interest holder has the power to direct the economic performance related activities of the VIE as well as the obligation to absorb losses or right to receive benefits that could potentially be significant to the VIE. This guidance requires the primary beneficiary assessment to be performed on an ongoing basis and also requires enhanced disclosures that will provide more transparency about a company's involvement in a VIE. This guidance is effective for a reporting entity's first annual reporting period that begins after November 15, 2009. The adoption of this guidance is not expected to have a material impact on our consolidated financial statements.

         In May 2009, the FASB issued guidance under the Subsequent Events topic of the Codification which requires entities to disclose the date through which they have evaluated subsequent events and whether the date corresponds with the release of their financial statements. This guidance was effective for all interim and annual periods ending after June 15, 2009. In February 2010, the FASB issued updated guidance which stated that SEC filers must still evaluate subsequent events through the issuance date of their financial statements, however, they are not required to disclose that date in their financial statements. We adopted this guidance for the fiscal year ended December 31, 2009 and it did not have an impact on our consolidated financial statements.

         In April 2009, the FASB issued authoritative guidance related to interim disclosures about fair value of financial instruments. The guidance requires an entity to provide disclosures about fair value of financial instruments in interim financial information. This guidance is to be applied prospectively and is effective for interim and annual periods ending after June 15, 2009. There was no impact on our consolidated financial statements, as the guidance relates only to additional disclosures.

         In April 2009, the FASB issued authoritative guidance related to accounting for assets acquired and liabilities assumed in a business combination that arise from contingencies. This guidance requires that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value, if fair value can be reasonably estimated. If fair value cannot be reasonably estimated, the asset or liability would generally be recognized in accordance with existing authoritative guidance related to accounting for contingencies and reasonable estimation of the amount of a loss. The guidance also eliminates the requirement to disclose an estimate of the range of possible outcomes of recognized contingencies at the acquisition date. For unrecognized contingencies, the FASB requires that entities include only the disclosures required by the authoritative guidance on accounting for contingencies. This guidance was adopted effective January 1, 2009. There was no impact on our

                   HUNT GLOBAL RESOURCES, INC. AND SUBSIDIARY
                         (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


consolidated financial statements upon adoption, and its effects on future periods will depend on the nature and significance of business combinations subject to this guidance.

         In December 2007, the FASB issued authoritative guidance related to business combinations that establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the entity acquired and the goodwill acquired. This guidance also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination and was effective for fiscal years beginning after December 15, 2008. The adoption of this guidance did not have a material impact on our consolidated financial statements.

         In September 2006, the FASB issued authoritative guidance on fair value measurements and disclosures. This guidance defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurement. The initial application of this guidance was limited to financial assets and liabilities and became effective on January 1, 2008. The impact of the initial application on our consolidated financial statements was not material. In February 2008, the FASB revised the authoritative guidance on fair value measurements and disclosures to delay the effective date of the guidance for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis, to fiscal years beginning after November 15, 2008. We elected to defer the adoption of this guidance for nonfinancial assets and nonfinancial liabilities until January 1, 2009. Adoption of this guidance on January 1, 2009 did not have a material impact on our consolidated financial statements.

3.       GOING CONCERN CONSIDERATIONS

         Hunt has incurred significant losses from operations since inception, has limited financial resources and a significant deficit in working capital since December 31, 2009. These factors raise substantial doubt about Hunt's ability to continue as a going concern. Hunt's financial statements for the year ended December 31, 2009 have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $11,722,883 through December 31, 2009. Hunt's ability to continue as a going concern is dependent upon its ability to develop additional sources of capital and, ultimately, achieve profitable operations. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

4.   ACQUISITIONS AND DIVESTITURES

     Mining Property

         On December 1, 2008, the Company entered into the Hunt Land and Mineral Lease Agreement (the "Mining Agreement") and secured the surface mining rights to 350 acres of land in northwest Houston which contains high-grade sand and gravel reserves. The majority owners of the land are Jewel and Lisa Hunt (44.45%), officers and directors of the Company, and Mallie Hunt Adams (44.45%).

         In exchange for the mining rights, the Company issued to the owners of the land 91,000,000 shares of common stock as founders' shares valued at $91,000 (see Note 7 below). In addition, the Company assumed debt on the mining property and related accrued interest in the amount of $3,605,177. Per the terms of the Mining Agreement, the Company will pay the land owners a royalty of 10% of the sold price of all products mined, processed, removed or manufactured and sold from the mining site. The term of the lease is twenty years and expires on December 31, 2028 unless extended in writing by the parties to the lease. The Company is responsible for the maintenance of the property and all property taxes during the term of the lease.

         Management estimates that the land under the Mining Agreement has reserves of sand and gravel that are expected to provide production for 18 years.

     Reserve Oil Technologies, LLC

         On February 27, 2009, the Company (along with four individual investors) formed Reserve Oil Technologies, LLC (the "LLC"). Under their agreement, the four investors agreed to provide a maximum of $1,000,000 in financing to the venture (including $250,000 previously loaned to the Company)

                   HUNT GLOBAL RESOURCES, INC. AND SUBSIDIARY
                         (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

to purchase certain oil and gas leases in Bastrop County, Texas containing at least 70 previously drilled wells. The original ownership of this LLC was to be 25% to Hunt, 10% to the managing individual investor, and 65% to the four individual investors as a group.

         On March 1,  2009,  the  Company  issued  promissory  notes to the four
investors  totaling   $1,000,000  as  guaranty  for  their  maximum  investment, including the conversion of the $250,000 in previous notes, and the four investors were issued a total of 950,000 shares of Hunt preferred stock along with a 950,000 warrants to purchase common stock during the ensuing 4 years for $1.00 per share as a financing premium (see Note 6).

         On December 15, 2009, the Company entered into agreements with the four investors to acquire the investors entire interest in the LLC and retire the outstanding $1,000,000 in notes payable with accrued interest to the four investors for the issuance of 2,052,000 shares of Hunt preferred stock along with a 2,052,000 warrants to purchase common stock during the ensuing 4 years for $1.00 per share (see Note 6).

         On December 22, 2009, the Company entered into a sales agreement for all oil and gas leases owned by the LLC for a sales price of $1,100,000 less offsets for vendor liens, prospective vendor liens and defective leases. The transaction funded during the first quarter of 2010 with net proceeds received by Hunt of $536,265. The Company recorded a corresponding loss on investment of $1,167,515 in December 2009 to write down our investment in the LLC to its fair market value.

     Momentum Biofuels, Inc.

         On August 21, 2009, the Company entered into an Agreement with Momentum Biofuels, Inc. ("Momentum"), under which the Company agreed to acquire certain assets and assume certain liabilities, obligations and commitments of Momentum as shown in the analysis below. The assets received by the Company were Momentum's physical assets, including the biodiesel plant located in Pasadena, Texas, and all intellectual property, processes, techniques and formulas for creating biofuels and related products.

         The Company also entered into a License Agreement with Momentum, which grants the Company the right to use, improve, sublicense and commercialize the intellectual property described in the Agreement, in exchange for a 3% royalty on the gross and collected revenue received by the Company from the sale of bio-diesel and related products and from revenues received by the Company from its proposed commercial sand business. Momentum assigned its royalty rights to its parent, (Momentum-Colorado) in exchange for 40,000,000 common shares of Momentum-Colorado, which was equal to approximately 39% of the issued and outstanding stock at the date of the License Agreement. The 40,000,000 shares are subject to a non dilution agreement.

         On October 9, 2009, the Momentum transaction was consummated and on December 31, 2009, the Company received the 40,000,000 shares of common stock of Momentum described in the previous paragraph and transferred 10,000,000 shares to Crown Financial, LLC (see Note 9 below for further details).

         The following table summarizes the fair values of the assets acquired and the liabilities assumed under the Momentum agreement:

                                                                    Estimated
                                                                      Value
                                                                 ---------------
                  Assets acquired:

                        Plant                                    $     998,000
                        Plant equipment                                 12,000
                        Investment in Momentum                          40,000
                                                                 ---------------
                           Total assets acquired                 $   1,050,000
                                                                 ===============
                  Liabilities assumed:

                        Accrued interest                         $      45,000
                        Bathgate notes payable                         600,000
                        Brand Energy notes payable                     185,000

                        Other notes payable                            220,000
                                                                 ---------------
                           Total liabilities assumed             $   1,050,000
                                                                 ===============

                   HUNT GLOBAL RESOURCES, INC. AND SUBSIDIARY
                         (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Not shown in the analysis, the Company further agreed to assume Momentum's commitment under a sub-lease agreement between Momentum and Brand Infrastructure and Services, Inc., including all past due rent, assessments and other charges related to the property.

         The 40,000,000 shares of Momentum common stock issued to Hunt were valued at their par value due to the doubt about Momentum's ability to continue as a going concern as disclosed in its annual report.

         Summarized  financial   information  for  Momentum,   assuming  a  100%
ownership interest, is as follows:

                                                               December 31,
                                                                   2009
                                                             -----------------
           Balance Sheet
                Current liabilities                          $     2,124,527
                Noncurrent liabilities                               120,000
                Stockholder' deficit                             (2,244,527)

                                                              October 9, 2009
                                                           (Acquisition Date) To
                                                             December 31, 2009
                                                             -----------------
           Statement of Operations

                Plant expenses                               $         26,891
                General and administrative expenses                   541,845
                Loss from operations                                (568,736)
                Net loss attributable to shareholders               (590,268)
                Equity in losses of Momentum                         (30,000)

         The Company recognized loss from its investment in Momentum only to the extent of its initial investment of $30,000.


5.   PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment consists of the following:

                                                  December 31,   December 31,
                                                      2009            2008
                                                ---------------  ---------------
   Plant
                                                $      998,000    $    -

   Machinery and equipment                              12,000         -

   Furniture and fixtures                                2,972         -
                                                ---------------  ---------------

                                                      1,012,972        -

   Less accumulated depreciation                       (33,838)        -
                                                ---------------  ---------------
         Property, plant  and equipment, net    $       979,134    $  -
                                                ===============  ===============

         Total depreciation expense for the year ended December 31, 2009 and for the period from inception, December 1, 2008, through December 31, 2008 was $33,838 and $0, respectively.

                   HUNT GLOBAL RESOURCES, INC. AND SUBSIDIARY
                         (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6.   NOTES PAYABLE AND LONG-TERM DEBT, INCLUDING RELATED PARTY NOTES PAYABLE
     -----------------------------------------------------------------------

     Notes payable and long-term debt consists of the following:


                                                                                December 31,        December 31,
                                                                                    2009                2008
                                                                                ----------------    ----------------

   Mortgage note payable to an individual, bearing interest of 18%
        per year, payable on October 18, 2008, collateralized by Deed of Trust and Security Agreement on real property  owned  a  company  owned  by  a stockholder of the Company and by officers,  directors and  stockholders of the Company,  in an undivided  88.89  percent  interest in a tract of
        land containing 553.735 acres in Montgomery County, Texas.              $   2,450,000       $  2,450,000
   Mortgage note payable to a company, bearing interest of 18% per year,  payable on October 18, 2008,  collateralized by Deed of Trust and
        Security Agreement on real property owned by an unrelated individual and by officers,  directors and of the Company, consisting of 6.066 acres in
        Montgomery County                                                              635,000           635,000
   Mortgage note payable to a company, bearing interest of 15% per year, payable on April 1, 2010, collateralized by Deed of Trust and Security Agreement on real property owned by officers,  directors and  stockholders  of the
        Company, consisting of 21.676 acres in Montgomery County, Texas.               123,600           123,600
   Mortgage note payable to a company, bearing interest of 18% per year,  payable on April 17,  2008,  collateralized  by Deed of Trust and
        Security  Agreement on real  property  owned by officers,  directors and stockholders  of  the  Company,  consisting  of  13  of  Carriage  Hills subdivision in Montgomery County, Texas
   Note payable to an individual for consulting services, bearing interest of 8%
        per year,  payable on  December  1,  2009,  collateralized  by  personal
        guaranty of officers, directors stockholders of the Company.                   250,000                 -
   Note payable to a company, bearing interest of 8% per year,
        payable  January  9,  2010,   collateralized  by  personal  guaranty  of
        officers, directors and stockholders of the Company.                           185,000                 -
   Notes payable to an individual, bearing interest of 10% per year,
         payable on May 1, 2013, unsecured.                                             95,000                 -
   Note payable to an individual, bearing interest of 10% per year, payable on demand, collateralized by Security Agreement
        covering certain equipment which the Company acquired from Momentum             60,000                 -
   Note payable to an individual,  bearing interest of 10% per year,  payable on
        April 8, 2014, collateralized by Security Agreement covering
        250,000 shares of stock of Momentum.                                            25,000                 -
                                                                                --------------       -------------

   Total notes payable and long-term debt                                            3,883,600         3,268,600
   Less current portion                                                            (3,763,600)       (3,268,000)
                                                                                ---------------    ---------------

   Long term debt                                                                 $    120,000      $          -
                                                                                ===============    ===============

         The Company was in default on $3,395,000 and $3,200,000 of the total notes payable balance as a result of being past due on payments as of December
31, 2009 and 2008, respectively. Following is analysis of future annual maturities of long-term debt at December 31, 2009:

                        Year ending December 31,               Amount
                        ------------------------------    -----------------
                        2010                              $      4,869,744
                        2011                                             -
                        2012                                             -
                        2013                                        95,000
                        2014                                        25,000
                                                          -----------------
                                                          $      4,989,744
                                                          =================


                           HUNT GLOBAL RESOURCES, INC. AND SUBSIDIARY
                                 (A Development Stage Company)
                           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Notes payable to related parties consist of the following:

                                                                                 December 31,        December 31,
                                                                                    2009                2008
                                                                                ---------------     ---------------

    Notes payable to two individual stockholders, non-interest
    bearing, payable on demand, unsecured.                                      $      6,144       $    75,000

    Notes payable to four individual stockholders, bearing interest of 10% per  year  plus a  fixed  premium totaling  $37,500, payable on
          February 15, 2009,  collateralized by the Personal Guaranty  officers, directors and  stockholders  of the Company,  along the pledge of real estate owned by such officers,  stockholders consisting of 6.066 acres
          in Montgomery County, Texas.                                                     -           250,000
    Notes payable to two individual stockholders, bearing interest of fixed amounts of $5,000 and $1,250, payable March and June
          2008, unsecured                                                                  -            55,000
    Notes payable to fourteen stockholders of Momentum assembled by an investment banking company,  bearing interest of 10% per year, pay-
          able on December 31, 2010, collateralized by a Security Agreement covering all property, plant and equipment, and assets which the
          Company acquired from Momentum                                             600,000                 -
    Note payable to a company controlled by an officer of the
          Company for financial and management consulting services, bearing interest of 8% per year, payable on January 1, 2010,
          unsecured.                                                                 500,000                 -
                                                                                --------------       -------------

    Notes payable to related parties                                            $   1,106,144       $      380,000
                                                                                ===============      ==============

7.    SHAREHOLDERS' EQUITY

     Common Stock

         On December 1, 2008, the Company authorized the issuance of 91,000,000 shares of common stock to the three property owners of the sand and gravel mining land that forms the basis of the Company's Mining lease (See Note 4). In addition, the Company also authorized the issuance of an additional 4,953,200 shares of common stock to various creditors who had previously loaned money to the property owners to help preserve ownership of the mining property in periods prior to December 1, 2008. The value of these shares issued to the property owners was recorded at the $91,000 par value of the stock because that value approximates the owners historic cost in the property under lease. The Shares issued to various creditors were valued at $.1377 per share and charged to interest expense (totaling $682,056) based on a valuation of the Company at June 30, 2010 that was adjusted for changes during 2009 and 2010.

         The $0.1377 per share valuation of common stock was used in all issuances of common stock for services and interest expense in 2008 and 2009

         On May 1, 2009, the Company authorized the issuance of 38,854,000 shares of common stock to various consultants for services performed for the Company. These shares were valued based at their estimated fair value of $0.1377 per share (totaling $5,350,196) as described above.

         On June 10, 2009, the company issued 50,000 shares of common stock to various note holders in lieu of interest payments. These shares were valued based at their estimated fair value of $0.1377 per share (totaling $6,885).

                   HUNT GLOBAL RESOURCES, INC. AND SUBSIDIARY
                         (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         In June and October 2009, the Company issued a total of 50,000 shares of common stock to individuals in settlement of notes with the Company. These shares were valued based at their estimated fair value of $0.1377 per share (totaling $6,885).

     Preferred Stock

         During  2009,  the  Company  issued  2,506,000  shares of its  Series A
Convertible Preferred Stock to accredited investors in conjunction with a private placement memorandum (the "Memorandum"). Each share of convertible preferred stock was sold for $1.00 per share, bears a 10% dividend and includes a detachable warrant The detachable warrant is exercisable for a term of 2 years, for the purchase of one share of common stock at an exercise price of $1.00 per share. The warrant is callable by the Company at any time after the Company's common stock is publicly trading for a price in excess of $4.00 per share for seven consecutive business days that include a minimum average trading volume of at least 25,000 shares per day.

         In March 2009, the Company issued 950,000 shares of Series A Convertible Preferred Stock to four individuals as part of the Reserve Oil Technologies, LLC investment (See Note 4 above). These preferred shares were valued at $1.00 per share because they include essentially the same rights as the preferred shares issued for cash as described above; however, the detachable warrants are for a term of 4 years.

         In September 2009, the Company issued 200,000 shares of its Series A Convertible Preferred Stock as a fee to facilitate the assumption of debt agreements with a group of investors, arranged by Bathgate Partners, who had provided debt financing to Momentum. These debt agreements were assumed by the Company in the Momentum transaction (See Note 4 above). These preferred shares were valued at $1.00 per share because they include the same rights as the preferred shares issued for cash as described above (with no warrants).

         In December 2009, the Company issued 2,052,000 shares of its Series A Convertible Preferred Stock to four individual note holders in settlement of their notes payable by the Company. These preferred shares were valued at $1.00 per share because they include essentially the same rights as the preferred shares issued for cash as described above; however, the detachable warrants are for a term of 4 years.

     Warrants

         In  conjunction   with  the  sales  and  other  issuance  of  Series  A
Convertible Preferred Stock described above, during 2009 the Company issued warrants to purchase a total of 5,508,000 shares of common stock at $1.00 per share. A summary of warrant activity during the year ended December 31, 2009, is as follows:

                                       Number of Warrants            Weighted
                                         Outstanding and              Average
                                           Exercisable            Exercise Price
                                       ---------------------    ----------------

   Outstanding, December 31, 2008                         -     $            -
       Issued with private placement              2,506,000               1.00
       Issued with settlement of debt             2,052,000               1.00
       Issued for acquisition                       950,000               1.00
                                         -------------------        -----------
   Outstanding, December 31, 2009                 5,508,000     $         1.00
                                         ===================        ===========

         As of December 31, 2009, the range of warrant prices for shares under warrants, the weighted average remaining contractual life and the aggregate intrinsic value is as follows:

                                                                      Remaining            Aggregate
                          Exercise            Number of              Contractual           Intrinsic
                           Price               Warrants           Life (in months)           Value
                        -------------       ---------------      --------------------     -------------

      Warrants        $     1.00                 3,002,000              47.5          $              -
      Warrants              1.00                 2,506,000              23.0                         -

                   HUNT GLOBAL RESOURCES, INC. AND SUBSIDIARY
                         (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.   INCOME TAXES

         There is no current or deferred tax expense for the year ended December 31, 2009 nor for the period from December 1, 2008 to December 31, 2008 due to the Company's loss position. The deferred tax consequences of temporary differences in reporting items for financial statement and income tax purposes are recognized, as appropriate. Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including the Company's ability to generate taxable income. Management has considered these factors in reaching its conclusion as to the valuation allowance for financial reporting purposes and has recorded a full valuation allowance against the deferred tax asset.

         The income tax effect of temporary differences comprising deferred tax assets and liabilities are summarized as follows:


                                                             December 31,          December 31,
                                                                 2009                  2008
                                                           ------------------    -----------------

      Net operating loss carryforwards                      $    1,209,800        $        47,493

      Book vs. tax basis of property, plant and equipment            (2,216)                    -
      Prepaid royalty expense                                       (93,254)              (1,360)
                                                           ------------------    -----------------
                                                                  1,114,330                46,133
      Valuation allowance                                        (1,114,330)             (46,133)
                                                           ------------------    -----------------

      Net deferred tax assets                               $        -            $       -
                                                           ==================    =================

         The Company has available net operating loss carryforwards of approximately $3,268,000 for tax purposes to offset future taxable income which expire in 2028 and 2029. The tax years 2008 and 2009 remain open to examination by federal authorities and other jurisdictions in which the company operates and is subject to taxation.

         A reconciliation between the statutory federal income tax rate of 34% and the effective rate of income tax expense is as follows:


                                                                                                  Period From
                                                                                                  Inception,
                                                                                                  December 1,
                                                                        For the Year Ended         2008, to
                                                                           December 31,          December 31,
                                                                               2009                  2008
                                                                        -------------------    ------------------

      Tax benefit at federal statutory rate                             $      3,707,195       $         278,585
      Non-deductable stock based compensation                                  (1,819,077)                     -
      Non-deductable business meals and entertainment                              (6,073)                 (553)
      Non-deductable interest expense                                             (72,682)             (231,899)

      Non-deductible loss on investment and loss on debt conversion              (697,680)         -
      Non-deductible loss on equity investment                                    (45,702)                     -
      Change in valuation allowance                                            (1,068,197)              (46,133)
                                                                        -------------------    ------------------
                Provision for income taxes                              $                -      $              -
                                                                        ===================    ==================

9.   Operating leases

         The Company leases certain equipment, office and manufacturing facilities under operating lease arrangements. At December 31, 2009, future annual minimum lease payments due under non-cancelable operating leases were as follows:

                         Year ending December 31,                 Amount
                          -------------------------------    ----------------

                          2010                               $       407,789
                          2011                                       412,307
                          2012                                       161,211
                                                             -----------------
                                                             $       981,307
                                                             ================

                   HUNT GLOBAL RESOURCES, INC. AND SUBSIDIARY
                         (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         The total rent expense under operating lease arrangements was $271,675, and $0 for the year ended December 31, 2009, and for the period from inception, December 1, 2008 through December 31, 2008, respectively.

10.  Related party Transactions

         During the year ended December 31, 2009, and for the period from inception, December 1, 2008, through December 31, 2008, the Company engaged in many related party transactions. These transactions were approved by the Company's board of directors and management and are described below:

         Jewel Hunt is a co-founder and the Chairman of the Board of Directors of the Company and his wife is a co-founder, member of the board and the Company's secretary. The Hunt's are also the founders and primary stockholders of the Company and the primary owners of 350 acres of land in northwest Houston containing sand and gravel reserves to which the Company has obtained surface mining rights. The Company's business plan is dependent on the involvement of the Hunt's and on the profitable development of the sand and gravel reserves that they own. The Company has engaged in the following transactions with the Hunts and other related parties during the year ended December 31, 2009, and during the period from inception, December 1, 2008, through December 31, 2008.

         On December 1, 2008, the Company approved the acquisition of the surface mining rights discussed in the previous paragraph in exchange for the issuance of 91,000,000 shares of common stock to the Hunt's and the assumption of debts totaling $3,605,177. The surface mining rights were valued based on the historic cost of the underlying property to the Hunts plus the debt assumed by the Company. The historic cost was assumed to equal the par value of the shares issued or $91,000 as the property has been in the Hunt family for over a century.

         The surface mining rights agreement provides for the payment of a royalty to the Hunt's equal to 10 percent of the sold price of all products mined, processed, removed or manufactured and sold from the property. On December 1, 2008, the Company's board of directors approved the prepayment of royalties to the Hunt's, not to total more than $450,000 per year. Based on the board's actions, the Company made advanced or prepaid royalty payments to the Hunts of $274,276 and $4,000 during the year ended December 31, 2009, and the period from inception, December 1, 2008, through December 31, 2008, respectively. These amounts are included in prepaid royalties in the accompanying balance sheet.

         The Hunt's maintain a satellite office that is used for Company business. This office is responsible for property maintenance, security and computer operations and is located near the property subject to surface mining rights. On December 1, 2008, the Company approved a monthly reimbursement to the Hunts of $9,000 per month for this space. Rent expense recognized by the Company related to this office was $108,000 and $9,000 during the year ended December 31, 2009, and the period from inception, December 1, 2008, through December 31, 2008, respectively. The Company also paid certain expenses and obligations on behalf of the Hunts totaling $306 and $21,395, respectively during the year ended December 31, 2009, and the period from inception, December 1, 2008, through December 31, 2008. These expenses were treated as compensation and included in general and administrative expenses.

         In December 2008, $250,000 received from the issuance of debt was deposited into a checking account of Jewel Hunt, the Company's Chairman of the Board. These funds were used for operating expenses of the Company, with the remaining balance classified as a related party receivable at December 31, 2008.

         On September 21, 2009, the Company entered into an Agreement with Momentum Biofuels, Inc. ("Momentum"), under which the Company agreed to acquire certain assets and assume certain liabilities, obligations and commitments of Momentum. On October 9, 2009, the Momentum transaction was consummated and on December 31, 2009, the Company received 40,000,000 shares of Momentum common stock and became a 39% owner of Momentum. The Momentum transaction is described in Note 4 and resulted in the following:

     o George Sharp, the Company's Chief Executive Officer and a member of the Company's Board of Directors, became the Chief Executive Officer and Chairman of the Board of Directors of Momentum.

                   HUNT GLOBAL RESOURCES, INC. AND SUBSIDIARY
                         (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     o Jewel Hunt, the Company's Chairman of the Board of Directors, became a member of the Board of Directors of Momentum.

     o 10,000,000 shares of Momentum were transferred to a company owned by George Sharp, Crown Financial, LLC ("Crown") In connection with the transfer, the Company recognized $10,000 of expense, included in selling, general and administrative expenses, based on the estimated value of the Momentum shares.

         Included in the payment of selling, general and administrative expenses were amounts paid to the Hunts, George Sharp and Crown for compensation as follows:


                                                                                                  Period From
                                                                                                   Inception,
                                                                             For the Year         December 1,
                                                                                Ended               2008, to
                                                                             December 31,         December 31,
                                                                                 2009                 2008
                                                                           -----------------    -----------------

      George Sharp for cash compensation                                   $        119,000          $    15,000
      George Sharp for stock compensation                                         1,459,620                    -
      The Hunts for rent and utilities                                              108,000                9,000
      The Hunts for expenses or payments made on their behalf                           306               21,395
            Accrued compensation Crown (October 1 - December 31, 2009)               36,000                    -
      Crown for compensation in the form of Momentum stock                           10,000                    -
                                                                           -----------------    -----------------
                                                                            $     1,732,926     $         45,395
                                                                           =================    =================

         At December 31, 2008, the related party receivables of $138,770, represents amounts held in the accounts of the Hunts available for operations of the Company.

         On October 5, 2009, the Company entered into a service agreement that included a note payable to Crown whereby the Company will pay Crown a total of $500,000 plus interest at the rate of 8% until paid in full for past executive and advisory services, including equity and debt funding (See Note 6). The Company further agreed to compensate Crown for future services beginning October 1, 2009 through December 31, 2012 as follows:

                              Period Amount
                  --------------------------------------     ----------------

                  October through December 2009              $        36,000
                  Year ending December 31, 2010                      240,000
                  Year ending December 31, 2011                      360,000
                  Year ending December 31, 2012                      600,000
                                                             ----------------
                          Total due under the agreement      $     1,236,000
                                                             ================

         The service agreement with Crown is non cancelable and is fully collateralized by Hunt assets. All payments due under this agreement dated are due semi-monthly. If payments are not paid within ten days of the date due or if the Company elects to terminate the agreement for any reason, all payments due under the contract will be accelerated and be due to be paid in full. Further, the Company waived all notice in the event of foreclosure notices on assets. At December 31, 2009, the accrued liability to a related party of $36,000 in the accompanying balance sheet represents the amount due to Crown for the period from October to December 2009.

         In addition to services provided through Crown, on May 29, 2009, George Sharp (via Crown Financial) was issued 10,600,000 shares of the Company's common stock for being a co-founder of Hunt and services performed. These shares were valued at $0.1377 per share as described in note 7. Included in selling general and administrative expenses for the year ended December 31, 2009 was expense of $1,459,620 related to this share issuance.

         George Sharp is the owner and primary officer of a start-up company, US Med Alerts. During the year ended December 31, 2009, the Company loaned US Med Alerts $55,000, which is included in related party

                   HUNT GLOBAL RESOURCES, INC. AND SUBSIDIARY
                         (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

receivables at December 31, 2009. Also included in related party receivable at December 31, 2009 is $3,000 due from Momentum.

11.   NON-CASH INVESTING AND FINANCING ACTIVITIES
      -------------------------------------------


                                                                                      Period From
                                                                                       Inception,
                                                                                      December 1,
                                                             For the Year Ended           2008
                                                                December 31,          To December
                                                                    2009                  2008
                                                             -------------------     ---------------

      Preferred stock  dividend accrued                       $         105,631      $            -
      Preferred stock issued for satisfaction of debt
      debt                                                            2,052,000                   -
      Common stock issued for mining rights                                   -              91,000
      Debt assumed for mining rights                                  3,605,177                   -


12.  SUBSEQUENT EVENTS

     Tombstone Transaction

            On January 19, 2010, Tombstone Technologies, Inc., a Colorado corporation ("Tombstone") and its wholly owned subsidiary Hunt Acquisition Corp ("Merger Sub") entered into an Agreement and Plan of Merger (the "Merger Agreement") with the Company.

            The Merger Agreement and the proposed acquisition described therein (the "Acquisition") has been under negotiation and is expected, by management to close at the end of October, 2010. At the closing, The Company's stockholders are expected to exchange 91% of its outstanding shares for Tombstone stock and the Company is expected to be merged into Merger Sub, with the Company as the surviving entity. The Company anticipates that the remaining 9% of stockholders will exchange their shares or exercise dissenter's rights. The proposed transaction will be structured as a reverse merger whereby the shareholders of Hunt were issued Common and Preferred Stock that will result in ownership of approximately 93.5% of the issued and outstanding stock of Tombstone on a fully diluted as-converted basis. As a result, Hunt stockholders and management own a controlling interest in the combined company.

            The proposed transaction will require the issuance of Tombstone shares as follows:

     o 29,000,000 new shares of restricted Common Stock of Tombstone to the holders of Hunt Common Stock and Hunt Preferred Stock;

     o 125,000 shares of a new series of Class A Preferred Convertible Stock of Tombstone to certain holders of Hunt Common Stock (having a conversion ratio of one share of Preferred Stock to 208 shares of Common Stock of Tombstone); and

     o 125,000 shares of a new series of Class B Preferred Convertible Stock of Tombstone to the "Controlling Stockholders" of Hunt Common Stock (having a conversion ratio of one share of Preferred Stock to 248 shares of Common Stock of Tombstone and having a quarterly dividend of $0.56 per share); and

     o A reserve for issuance of an additional 10,125,999 additional shares of Tombstone Common Stock for the exercise of Tombstone stock options for 1,689,999 shares of Tombstone Common Stock that have been extended for two years and the exercise of Hunt warrants for 8,436,000 shares of Hunt Common Stock.

            The holders of 7,436,000 shares of Hunt Preferred Stock and warrants to purchase 8,436,000 shares of Hunt Common Stock will be converted into restricted Tombstone Common Stock and Warrants on a one for one basis. The

                   HUNT GLOBAL RESOURCES, INC. AND SUBSIDIARY
                         (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Controlling Stockholders of Hunt (Jewel and Lisa Hunt and George Sharp via Crown Financial) will convert a substantial portion of their Hunt Common Stock into Tombstone Class B Preferred Stock and will be required to hold such shares for two years unless the Tombstone Common Stock achieves a $7.00 trading price for 10 consecutive trading days. The remaining shares of outstanding Hunt Common Stock were converted into a combination of Tombstone Common Stock and Class A Preferred Stock on a pro rata basis. The holders of Tombstone Class A Preferred Stock will be required to hold such shares for one year unless the Tombstone Common Stock achieves a $3.00 trading price for 10 consecutive trading days.

         As result of the transaction discussed above, the business of Tombstone will change from the development of online printing software to a producer of aggregates, including sand and gravel.

     Sale of Reserve Oil Technologies, LLC Investment

         During the first quarter of 2010, the Company sold its investment in Reserve Oil Technologies, LLC to a group of investors for $536,265 (see Note 4 above for further information on this investment).

     Issuances of Common and Preferred Stock

         From January 1, 2010 through October 28, 2010, the Company issued 5,796,000 shares of its Common Stock to various individuals for services provided to the Company.

         From January 1, 2010 through October 28, 2010, the Company issued 1,728,000 shares of its Series A Convertible Preferred Stock to several accredited investors in conjunction with the Memorandum. Each share of convertible preferred stock was sold for $1.00 per share and also contains detachable Class A Warrants for the purchase of one share of common stock at an exercise price of $1.00 per share, which must be exercised within 24 months of the date of their issuance.

     General

         Company management has evaluated the effect of subsequent events on the Company's financial statements through October 28, 2010, the date of financial statement issuance.


                            HUNT GLOBAL RESOURCES INC. AND SUBSIDIARY
                                  (A Development Stage Company)
                         UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------------------------------------------

                                                                              June 30,              December 31,
                                                                                2010                    2009
                                                                         -------------------     -------------------

                     ASSETS
Current assets:

    Cash and cash equivalents                                            $                -      $            5,766
    Related party receivables                                                       229,707
    Prepaid royalties to related parties                                            427,470                 274,246
    Prepaid rent and other                                                           20,500                  15,000
                                                                         -------------------     -------------------
        Total current assets                                                        677,677                 353,012

Property, plant and equipment, net                                                  972,470                 979,134
Surface mining rights and royalty agreement                                       3,696,177               3,696,177
Assets held for sale                                                                      -                 536,265

Deposits and investments                                                             26,277                  13,277
                                                                         -------------------     -------------------
           Total assets                                                  $        5,372,601      $        5,577,865
                                                                         ===================     ===================

      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                                     $          196,504      $                -

    Accrued liabilities to related parties                                          156,000                  36,000
    Accrued interest expense and preferred dividends                                941,364                 535,614
    Notes payable to related parties                                                918,750               1,106,144
    Current portion of notes payable and long-term debt                           4,008,600                       -
                                                                         -------------------     -------------------
        Total current liabilities                                                 6,221,218               5,441,358

Long term debt, net of current portion                                                    -                 120,000
                                                                         -------------------     -------------------
           Total liabilities                                                      6,221,218               5,561,358
                                                                         -------------------     -------------------

Commitments and contingencies:
Shareholders' equity (deficit)
    Preferred  stock,  $0.01  par  value  per  share,   50,000,000  shares
        authorized,  7,136,000 and 5,708,000 shares issued and outstanding at June 30, 2010 and
        December 31, 2009                                                            71,360                  57,080
    Common stock, $0.001 par value per share, 200,000,000
        shares authorized, 136,557,200 and 134,907,200
        shares issued and outstanding at June 30, 2010
        and December 31, 2009, respectively                                         136,557                 134,907

    Additional paid in capital                                                   12,878,328              11,547,403
    Loss accumulated during the development stage                              (13,934,862)            (11,722,883)
                                                                         -------------------     -------------------
           Total shareholders' equity (deficit)                                   (848,617)                  16,507
                                                                         -------------------     -------------------
           Total liabilities and shareholders' equity (deficit)          $        5,372,601      $        5,577,865
                                                                         ===================     ===================


         The accompanying notes are an integral part of these consolidated financial statements.

                                                  F-23


                            HUNT GLOBAL RESOURCES INC. AND SUBSIDIARY
                                  (A Development Stage Company)
                    UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

----------------------------------------------------------------------------------------------------------------------

                                                                                                        For the
                                                                                                      Period From
                                                                                                       Inception,
                                                       For the Six            For the Six             December 1,
                                                       Months Ended           Months Ended              2008, to
                                                         June 30,               June 30,                June 30,
                                                           2010                   2009                    2010
                                                    -------------------    -------------------     -------------------

Operating expenses:
      Selling, general, and administrative          $        1,782,131     $        4,185,117      $        9,862,286
      Depreciation and amortization                             52,836                      -                  86,674
                                                    -------------------    -------------------     -------------------
                                                             1,834,967              4,185,117               9,948,960
                                                    -------------------    -------------------     -------------------

Loss from operations during the
      development stage                                    (1,834,967)            (4,185,117)             (9,948,960)
                                                    -------------------    -------------------     -------------------

Other income / (expense):
      Interest and other income                                  5,036                    494                   5,692
      Interest expense                                       (382,047)                (6,885)             (1,866,098)
      Loss on debt conversion                                        -                      -               (927,981)
      Equity in loss of Momentum                                     -                      -                (30,000)
      Loss on investment                                             -                      -             (1,167,515)
                                                    -------------------    -------------------     -------------------
                                                             (377,011)                (6,391)             (3,985,902)
                                                    -------------------    -------------------     -------------------

Net loss                                                   (2,211,978)            (4,191,508)            (13,934,862)

Preferred stock dividends                                      308,351                  3,288                 413,982
                                                    -------------------    -------------------     -------------------

Net loss attributable to common stock               $      (2,520,329)     $      (4,194,796)      $     (14,348,844)
                                                    ===================    ===================     ===================

Net loss per common share  - basic and
      Diluted                                       $           (0.02)     $           (0.04)
                                                    ===================    ===================

Weighted average shares outstanding -
      basic and diluted                                    136,557,200             98,934,968
                                                    ===================    ===================












        The accompanying notes are an integral part of these consolidated financial statements.

                                              F-24



                            HUNT GLOBAL RESOURCES INC. AND SUBSIDIARY
                                  (A Development Stage Company)
                    UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
---------------------------------------------------------------------------------------------------------------------------
                                                                                                             For the
                                                                                                           Period From
                                                                                                            Inception,
                                                            For the Six            For the Six             December 1,
                                                           Months Ended            Months Ended              2008, to
                                                             June 30,                June 30,                June 30,
                                                               2010                    2009                    2010
                                                         ------------------     -------------------     -------------------

Cash flows from operating activities:
Net loss                                                 $     (2,211,978)      $      (4,191,508)      $     (13,937,861)
Adjustments to reconcile net income to
      net cash flow from operating activities:
      Depreciation and amortization                                 52,836                       -                  86,674
      Loss on investment                                                 -                       -               1,167,515
      Loss on debt conversion                                            -                       -                 927,981
      Equity in losses of Momentum                                       -                       -                  30,000
      Issuance of common stock for services                        225,001               3,600,931               5,577,400
      Common stock issued for interest expense                           -                  10,253                 888,941
      Investment exchanged for services                                  -                       -                  10,000
      Issuance of note payable for consulting                            -                       -                 500,000
      Changes in operating assets and
          liabilities, net of acquisitions:
          Related party receivables                              (137,708)                       -               (195,708)
          Prepaid expenses and other assets                      (195,724)                (54,723)               (484,970)
          Deposits                                                       -                       -                (13,277)
          Accounts payable and accrued liabilities                 416,107               (386,420)               1,014,053
                                                         -----------------     -------------------    --------------------
Net cash used in operating activities                          (1,851,466)             (1,021,467)             (4,428,456)
                                                         -----------------     -------------------    --------------------
Cash flows from investing activities:
      Purchases of property, plant and
          equipment                                               (46,171)                       -                (49,143)
      Investment in Spirit Industries                             (10,000)                       -                (10,000)
      Investment in Reserve Oil Technologies                       536,265               (753,779)                 489,849
                                                         -----------------     -------------------    --------------------
Net cash used in investing activities                              480,094               (753,779)                 430,706
                                                         -----------------     -------------------    --------------------
Cash flows from financing activities:
      Proceeds from notes payable                                        -               1,025,000                 288,699
      Payments on long term debt                                  (62,394)               (302,420)               (224,949)
      Proceeds from issuance of preferred stock                  1,428,000               1,000,000               3,934,000
                                                         -----------------     -------------------    --------------------
Net cash provided by financing activities                        1,365,606               1,722,580               3,997,750
                                                         -----------------     -------------------    --------------------

Increase in cash and cash equivalents                              (5,766)                (52,666)                       -
Cash and cash equivalents, beginning of period                       5,766                 138,770                       -
                                                         -----------------     -------------------    --------------------
Cash and cash equivalents, end of period                 $               -      $           86,104      $                -
                                                         =================     ===================    ====================

Supplemental disclosure of cash flow information:
   Interest paid                                         $                       $
                                                         =================     ===================

   Income taxes paid                                     $                       $
                                                         =================     ===================


        The accompanying notes are an integral part of these consolidated financial statements.

                                              F-25

                   HUNT GLOBAL RESOURCES, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   -----------

1. GENERAL

         The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP") for interim financial information. Accordingly, they do not include all of the information and disclosures required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2010, are not necessarily indicative of the results that may be expected for the year ending December 31, 2010. The balance sheet at December 31, 2009, has been derived from the audited financial statements at that date but does not include all of the information and disclosures required by U.S. GAAP for complete financial statements. For further information, refer to the financial statements and notes thereto included in the Company's audited financial statements for the year ended December 31, 2009.

2. SUMMARY OF ACCOUNTING POLICIES

Principles of Consolidation

         The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany accounts and transactions have been eliminated.

Use of Estimates

         The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The Company's significant estimates made in connection with the preparation of the accompanying financial statements include the carrying value of goodwill and intangible assets, revenue recognition on uncompleted contracts, allowance for doubtful accounts, and the valuation of stock options and warrants.

Reclassification

         Certain items from the December 31, 2009 balance sheet and the six months ended June 30, 2009 statements of operations have been reclassified to conform to the six months ended June 30, 2010 financial statement presentation. There is no effect on net income, cash flows or stockholders' equity as a result of these reclassifications.

Recent Accounting Pronouncements

         In January  2010,  the  Financial  Accounting  Standards  Board  issued revised guidance intended to improve disclosures related to fair value measurements. This guidance requires new disclosures as well as clarifies certain existing disclosure requirements. New disclosures under this guidance require separate information about significant transfers in and out of level 1 and level 2 and the reason for such transfers, and also require purchase, sale, issuance, and settlement information for level 3 measurement to be included in the rollforward of activity on a gross basis. The guidance also clarifies the requirement to determine the level of disaggregation for fair value measurement disclosures and the requirement to disclose valuation techniques and inputs used for recurring and nonrecurring fair value measurements in either level 2 or level 3. This accounting guidance is effective for the Company beginning the first quarter of fiscal year 2010. The adoption of this guidance did not have a significant impact on the Company's financial statement disclosures.

1.       SIGNIFICANT EVENTS

     Tombstone Transaction

            On January 19, 2010, Tombstone Technologies, Inc., a Colorado corporation ("Tombstone") and its wholly owned subsidiary Hunt Acquisition Corp ("Merger Sub") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Hunt.

            The Merger Agreement and the proposed acquisition described therein (the "Acquisition") has been under negotiation and is expected, by management to close at the end of October, 2010. At the closing, The Company's stockholders are expected to exchange 91% of its outstanding shares for Tombstone stock and the Company is expected to be merged into Merger Sub, with the Company as the surviving entity. The Company anticipates that the remaining 9% of stockholders will exchange their shares or exercise dissenter's rights. The proposed transaction will be structured as a reverse merger whereby the shareholders of Hunt were issued Common and Preferred Stock that will result in ownership of approximately 94.6% of the issued and outstanding stock of Tombstone on a fully diluted as-converted basis. As a result, Hunt stockholders and management own a controlling interest in the combined company.

            The proposed transaction will require the issuance of Tombstone shares as follows:

     o 29,000,000 new shares of restricted Common Stock of Tombstone to the holders of Hunt Common Stock and Hunt Preferred Stock;

     o 125,000 shares of a new series of Class A Preferred Convertible Stock of Tombstone to certain holders of Hunt Common Stock (having a conversion ratio of one share of Preferred Stock to 208 shares of Common Stock of Tombstone); and

     o 125,000 shares of a new series of Class B Preferred Convertible Stock of Tombstone to the "Controlling Stockholders" of Hunt Common Stock (having a conversion ratio of one share of Preferred Stock to 248 shares of Common Stock of Tombstone and having a quarterly dividend of $0.56 per share); and

     o A reserve for issuance of an additional 10,265,999 additional shares of Tombstone Common Stock for the exercise of Tombstone stock options for 1,689,999 shares of Tombstone Common Stock that have been extended for two years and the exercise of Hunt warrants for 8,576,000 shares of Hunt Common Stock.

            The holders of 7,436,000 shares of Hunt Preferred Stock and warrants to purchase 8,576,000 shares of Hunt Common Stock will be converted into restricted Tombstone Common Stock and Warrants on a one for one basis. The Controlling Stockholders of Hunt (Jewel and Lisa Hunt and George Sharp via Crown Financial) will convert a substantial portion of their Hunt Common Stock into Tombstone Class B Preferred Stock and will be required to hold such shares for two years unless the Tombstone Common Stock achieves a $7.00 trading price for 10 consecutive trading days. The remaining shares of outstanding Hunt Common Stock were converted into a combination of Tombstone Common Stock and Class A Preferred Stock on a pro rata basis. The holders of Tombstone Class A Preferred Stock will be required to hold such shares for one year unless the Tombstone Common Stock achieves a $3.00 trading price for 10 consecutive trading days. As result of the transaction discussed above, the business of Tombstone will change from the development of online printing software to a producer of aggregates, including sand and gravel.

     Sale of Reserve Oil Technologies, LLC Investment

         On December 22, 2009, the Company entered into a sales agreement for all oil and gas leases owned by the LLC for a sales price of $1,100,000 less offsets for vendor liens, prospective vendor liens and defective leases. During the first quarter of 2010, the Company sold its investment in Reserve Oil Technologies, LLC to a group of investors for $536,265. The Company recorded a corresponding loss on investment of $1,167,515 in December 2009 to write down our investment in the LLC to its fair market value.

     Issuances of Common and Preferred Stock

         From January 1, 2010 through June 30, 2010, the Company issued 1,650,000 shares of its Common Stock to six individuals for consulting services provided to the Company.

         From January 1, 2010 through June 30, 2010, the Company issued 1,528,000 shares of its Series A Convertible Preferred Stock to several accredited investors in conjunction with the Memorandum. Each share of convertible preferred stock was sold for $1.00 per share and also contains detachable Class A Warrants for the purchase of one share of common stock at an exercise price of $1.00 per share, which must be exercised within 24 months of the date of their issuance.

2.       SUBSEQUENT EVENTS

         From January 1, 2010 through October 28, 2010, the Company issued 5,796,000 shares of its Common Stock to various individuals for services provided to the Company.

         From January 1, 2010 through October 28, 2010, the Company issued 1,728,000 shares of its Series A Convertible Preferred Stock to several accredited investors in conjunction with the Memorandum. Each share of convertible preferred stock was sold for $1.00 per share and also contains detachable Class A Warrants for the purchase of one share of common stock at an exercise price of $1.00 per share, which must be exercised within 24 months of the date of their issuance.

     General

         Company management has evaluated the effect of subsequent events on the Company's financial statements through October 28, 2010, the date of financial statement issuance.

TOMBSTONE TECHNOLOGIES, INC.
PROFORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

         On October 29, 2010, Tombstone Technologies, Inc. ("Tombstone") entered into a Merger Agreement (the "Agreement") and acquired substantially all the issued and outstanding stock of Hunt Global Resources, Inc. ("Hunt") in exchange for the issuance of Tombstone shares as follows:

     o 29,000,000 shares of restricted Common Stock of Tombstone to the holders of Hunt Common Stock and Hunt Preferred Stock;

     o 125,000 shares of a series of Class A Convertible Preferred Stock of Tombstone to certain holders of Hunt Common Stock (having a conversion ratio of one share of Preferred Stock to 208 shares of Common Stock of Tombstone);

     o 125,000 shares of a series of Class B Convertible Preferred Stock of Tombstone to the "Controlling Stockholders" of Hunt Common Stock
          (having a conversion ratio of one share of Preferred Stock for 248 shares of Common Stock of Tombstone and having a quarterly dividend of $0.56 per share); and

     o A reserve for issuance of an additional 10,265,999 additional shares of Tombstone Common Stock for the exercise of Tombstone stock options for 1,689,999 shares of Tombstone Common Stock that have been extended for two years and the exercise of Hunt warrants for 8,576,000 shares of Hunt Common Stock.

         Upon completion of the acquisition, the existing Hunt stockholders will own approximately 94.6% of the issued and outstanding stock of Tombstone on a fully diluted as-converted basis. As a result, Hunt stockholders and management will own a controlling interest in the combined company. Consequently, for accounting purposes, the transaction will be accounted for as a reverse acquisition, with Hunt as the acquirer. Subsequent to the consummation of the transaction, the historical financial statements of Hunt will become the historical financial statements of the combined company and the assets and liabilities of Tombstone will be accounted for as required under the purchase method of accounting. The results of operations of Tombstone will be included in the consolidated financial statements from the closing date of acquisition.

         The purchase price is assumed to be equal to Tombstone book value since Tombstone had limited assets and operations, and no goodwill is recorded on the transaction. The amount ascribed to the shares issued to the Hunt members represents the net book value of Tombstone at the date of closing.

         The accompanying proforma condensed consolidated financial statements are unaudited and illustrate the effect of Tombstone's reverse acquisition ("Pro Forma") of Hunt. The proforma condensed consolidated balance sheet as of December 31, 2009 and June 30, 2010 is based on the historical balance sheets of Hunt and Tombstone as of those dates and assumes the acquisition took place on each of those respective dates. The pro forma condensed consolidated statements of operations for the year ended December 31, 2009 and for the six months ended June 30, 2010 are based on the historical statements of operations of Hunt and Tombstone for those periods. The proforma condensed consolidated statements of operations assume the acquisition took place on January 1, 2009 and January 1, 2010, respectively.

         The proforma condensed consolidated financial statements may not be indicative of the actual results of the acquisition. In particular, the pro forma condensed consolidated financial statements are based on management's current estimate of the allocation of the purchase price, the actual allocation of which may differ.

         The accompanying proforma condensed consolidated financial statements should be read in connection with the historical financial statements of Hunt and Tombstone, including the related notes, and other financial information included in filing.


TOMBSTONE TECHNOLOGIES, INC.
PROFORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
AS OF DECEMBER 31, 2009
---------------------------------------------------------------------------------------------------------------------------------

                                                                                 Pro Forma Adjustments
                                                                             ------------------------------
                                         Tombstone            Hunt              Debit            Credit             Pro Forma
                                       --------------    ----------------    -------------     ------------      ----------------

               ASSETS
Current assets

     Cash and cash equivalents         $       7,439     $         5,766     $  -              $  -              $        13,205
     Related party receivables                     -              58,000                                                  58,000
     Prepaid royalties to related
        parties                                    -                                                                     274,246

     Prepaid rent and other                        -              15,000                                                  15,000
                                       -------------    ----------------                                          ---------------
        Total current assets                   7,439             353,012                                                 360,451


Property and equipment, net                    5,679             979,134                          5,679  [4]             979,134
Surface mining rights and royalty
   Agreement                                       -           3,696,177                                               3,696,177
Intangible assets, net                        92,647                   -                         92,647  [4]                -
Assets held for sale                                             536,265                                                 536,265

Other assets                                       -              13,277                                                  13,277
                                       -------------    ----------------   ------------     -----------           ---------------

        Total assets                   $     105,765     $     5,577,865     $       -      $    98,326             $  5,585,304
                                       =============    ================   ============     ===========           ===============

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities

     Accounts payable                  $       7,234     $             -     $        -      $         -       $           7,234
     Accrued expenses and other                    -             571,614        105,631  [3]     280,000  [3]            745,983
     Notes payable to related parties              -           1,106,144
     Convertible promissory notes             98,333                   -                                                  98,333
     Current portion of long term
        debt/capital leases                    1,925           3,763,600                                               3,765,525
                                       -------------     ---------------                                          ---------------

        Total current liabilities            107,492           5,441,358                                               5,723,219

                                                                                                                         120,000
Long term debt                                     -             120,000
                                       -------------    ---------------                                           ---------------

        Total liabilities                    107,492           5,561,358                                               5,843,219
                                       -------------    ---------------                                           ---------------

Stockholders' deficit

     Preferred stock                               -              57,080         57,080  [1]                                 -
     Series A Preferred Stock                      -                   -                              1,250 [2]            1,250
     Series B Preferred Stock                      -                   -                              1,250 [2]            1,250
     Common stock                            955,775             134,907        134,907  [1]                             955,775
     Additional paid in capital              253,275          11,547,403      1,213,277  [2]        191,987 [1]

                                                                                280,000    [3]      105,631 [3]       10,605,019
     Accumulated deficit                  (1,210,777)       (11,722,883)        399,604  [5]      1,210,777 [2]

                                                                                                    100,053 [6]

                                                                                199,887  [7]        401,112 [7]     (11,821,209)
                                       -------------    ----------------                                          ---------------

        Total stockholders' deficit          (1,727)              16,507                                               (257,915)
                                       -------------    ----------------    ------------         -----------      ---------------
        Total liabilities and
           stockholders' deficit       $     105,765     $     5,577,865    $ 2,390,386         $  2,292,060      $    5,585,304
                                       =============    ================    ============         ===========      ===============


                                              F-31


TOMBSTONE TECHNOLOGIES, INC.
PROFORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
FOR THE YEAR ENDED DECEMBER 31, 2009
---------------------------------------------------------------------------------------------------------------------------------


                                                                                  Pro Forma Adjustments
                                                                              -------------------------------
                                           Tombstone           Hunt              Debit             Credit           Pro Forma
                                          ------------    ----------------    -------------     -------------     ---------------

Sales                                     $     1,508     $             -     $      1,508  [5] $          -               -

Cost of sales                                   1,120                   -                              1,120  [5]          -
                                          -----------     ---------------                                         --------------



     Gross profit                                 388                   -                                                -

Selling, general and administrative
   expenses                                  197,654           10,165,607                            197,654  [5]     10,165,607
                                          -----------     ---------------     ------------      ------------      --------------

     Loss from continuing operations         (197,266)       (10,165,607)                                           (10,165,607)

Other income and (expense):
     Interest Income                                5                 655                5  [5]                              655
     Interest expense                                                                                         [5]
         Beneficial conversion feature       (98,333)                                                 98,333  [5]              -
         Other                                (5,200)           (738,562)                              5,200  [5]      (738,562)
     Other                                      (484)                                                         [5]
     Loss from asset valuation                     -                                98,326  [4]       98,326  [5]

     Cost of recapitalization                      -                    -          100,053  [6]                        (100,053)
                                          -----------     ---------------     ------------      ------------      --------------

     Loss before income taxes                (301,278)       (10,903,514)                                           (11,003,567)



Income tax provision                         -                          -                                                      -
                                          -----------     ---------------     ------------      ------------      --------------

        Net loss                             (301,278)       (10,903,514)     $    199,887  [7] $    401,117  [7]   (11,003,567)



Preferred stock dividends                    -                  (105,631)          280,000  [8]      105,631  [8]      (280,000)
                                          -----------     ---------------                                         --------------


           common stock                   $  (301,278)    $  (11,009,145)                                           (11,283,567)
                                          ============    ================                                        ===============



Loss per common share                                                                                                     (0.32)
                                                                                                                  ===============

Weighted average common shares
outstanding                                  4,878,000         29,000,000                                             33,878,000
                                                                                                                  ===============






                                              F-32


TOMBSTONE TECHNOLOGIES, INC.
PROFORMA ADJUSTMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2009
--------------------------------------------------------------------------------------------------------
                                                                            DR               CR
                                                                      ---------------  ----------------

Proforma Adjustment [1]
Preferred stock                                                               57,080                                      $
Common stock                                                                 134,907
        Additional paid in capital                                                     $       191,987
                                                                      ---------------  ----------------
     To eliminate the historical equity accounts of Hunt                     191,987   $       191,987                    $
                                                                      ===============  ================
Proforma Adjustment [2]
Series A Preferred Stock                                                               $         1,250
Series B Preferred Stock                                                                         1,250
        Additional Paid In Capital                                         1,213,277                                      $
Accumulated Deficit                                                                          1,210,777
                                                                      ---------------  ----------------
     To recognize the recapitalization of Hunt with existing and           1,213,277   $     1,213,277                    $
     newly issued shares of Tombstone
                                                                      ===============  ================
Proforma Adjustment [3]
     Accrued expenses and other current                                      105,631   $       280,000
     liabilities
Additional Paid In Capital                                                   280,000           105,631                    $
                                                                      ---------------  ----------------
     To recognized dividends related to Tombstone Series A and B             385,631   $       385,631                    $
     preferred stock and reverse existing Hunt accrued dividends
                                                                      ===============  ================
Proforma Adjustment [4]
Loss from asset valuation                                                     98,326                                      $
                                                                                       $
        Property and equipment, net                                                              5,679
        Intangible assets, net                                                                  92,647
                                                                      ---------------  ----------------
     To recognize the write-off of Tombstone assets with no                            $        98,326                    $
     future value to the Company                                              98,326
                                                                      ===============  ================
Proforma Adjustment [5]
Accumulated Deficit                                                                                                       $
Sales                                                                 $      399,604
                                                                               1,508
Interest Income                                                                    5

        Cost of sales                                                                  $         1,120
        Selling, general and administrative
        expenses                                                                               197,654
        Beneficial Conversion                                                                   98,333
        Interest expense                                                                         5,200
        Other

        Loss from asset valuation                                                               98,326
                                                                      ---------------  ----------------
     To recognize the elimination of Tombstone net loss for the                                                           $
     year ended December 31, 2009                                            401,117   $       401,117
                                                                      ===============  ================
Proforma Adjustment [6]
Cost of Recapitalization                                                                                                  $

        Accumulated Deficit                                                  100,053   $       100,053
                                                                      ---------------  ----------------
     To recognize the net liabilities of Tombstone assumed in                                                             $
     the Recapitalization                                                    100,053   $       100,053
                                                                      ===============  ================
Proforma Adjustment [7]
     To recognize the effect of income and expense adjustments                                                            $
     on accumulated deficit                                                  199,887   $       401,112
                                                                      ===============  ================
Proforma Adjustment [8]
     To recognize the effect on EPS of newly issued Tombstone                                                             $
     Preferred and eliminate dividends on Hunt Preferred                     280,000   $       105,631
                                                                      ===============  ================


TOMBSTONE TECHNOLOGIES, INC.
PROFORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
AS OF JUNE 30, 2010
--------------------------------------------------------------------------------------------------------------------------------
                                                                              Pro Forma Adjustments
                                                                         ---------------------------------
                                    Tombstone             Hunt              Debit               Credit             Pro Forma
                                  ---------------    ----------------    -------------       -------------      ----------------

             ASSETS
Current assets

     Cash and cash equivalents    $        1,962     $             -     $          -                   -       $         1,962
     Accounts Receivable                       -              37,000                                                     37,000
     Related party receivables                               162,679                                                    162,679
     Prepaid royalties to                      -             427,470                                                    427,470
     Intercompany receivables                  -              30,028                               30,028  [9]                -
     Prepaid rent and other                    -              20,500                                                     20,500
                                  ---------------    ----------------                                           ----------------
        Total current assets               1,962             677,677                                                    649,611


Property and equipment, net                2,620             972,470                                2,620  [4]          972,470
Investments                                                   10,000                                                     10,000
Surface mining rights and
royalty agreement                              -           3,696,177                                                  3,696,177
Intangible assets, net                    74,192                   -                               74,192  [4]                -
Assets held for sale                           -                   -                                                          -


Other assets                                   -              16,277                                                     16,277
                                  ---------------    ----------------    -------------       -------------      ----------------
        Total assets              $       78,774     $     5,372,601     $          -             106,840       $     5,344,535
                                  ===============    ================    =============       =============      ================
LIABILITIES AND STOCKHOLDERS'
DEFICIT
Current liabilities
     Accounts payable             $        7,252     $       196,504     $          -                   -       $       203,756
     Indebtedness to                      37,535                               30,028  [9]                                7,507
     Accrued expenses and other                -             941,364          413,982  [3]        140,000  [3]          667,382
     Related party liabilities                 -             156,000                                                    156,000
     Notes payable to related                                918,750                                                    918,750
     Current portion of long                   -
     term debt/capital leases                662           4,008,600                                                  4,009,262
                                  ---------------    ----------------                                           ----------------
        Total current
        liabilities                       45,449           6,221,218                                                  5,962,657

Long term debt                                 -                   -                                                          -
                                  ---------------    ----------------                                           ----------------

        Total liabilities                 45,449           6,221,218                                                  5,962,657
                                  ---------------    ----------------                                           ----------------
Stockholders' deficit

     Preferred stock                           -              71,360           71,360  [1]                                    -

     Series A Preferred Stock                  -                   -                                1,250  [2]            1,250

     Series B Preferred Stock                  -                   -                                1,250  [2]            1,250
     Common stock                      1,055,775             136,557          136,557  [1]                            1,055,775
     Additional paid in capital          253,275          12,878,328        1,278,225  [2]        207,917  [1]
                                                                              140,000  [3]        413,982  [3]       12,335,277
     Accumulated deficit             (1,275,725)        (13,934,862)          141,760  [5]      1,275,725  [2]

                                                                                                   43,487  [6]
                                                                              120,299  [7]        141,760  [7]     (14,011,674)
                                  ---------------    ----------------    -------------       -------------      ----------------
        Total stockholders'
        deficit                      33,325                (848,617)                                                  (618,122)
                                  ---------------    ----------------    -------------       -------------      ----------------
        Total liabilities and
        stockholders' deficit     $       78,774     $     5,372,601     $  2,332,211           2,225,371       $     5,344,535
                                  ===============    ================    =============       =============      ================
        Shares Outstanding             4,878,000          29,000,000                                                 33,878,000


TOMBSTONE TECHNOLOGIES, INC.
PROFORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2010
------------------------------------------------------------------------------------------------------------------------------

                                                                                Pro Forma Adjustments
                                                                            ------------------------------
                                           Tombstone          Hunt             Debit            Credit           Pro Forma
                                          ------------    --------------    ------------      ------------     ---------------

Sales
                                          $         -     $           -     $         -       $         -      $            -

Cost of sales                                       -                 -                                                     -
                                          ------------    --------------                                       ---------------



     Gross profit                                   -                 -                                                     -

Selling, general and administrative
expenses                                       62,951         1,782,131                            62,951  [5]      1,782,131

Depreciation and amortization                       -            52,836                                                52,836
                                          ------------    --------------                                       ---------------

     Loss from continuing operations         (62,951)        (1,834,967)                                          (1,834,967)

Other income and (expense):

     Interest expense                         (1,997)         (382,047)                             1,997  [5]      (382,047)
     Other                                          -             5,036
     Loss from asset valuation                      -                 -          76,812  [4]       76,812  [5]

     Cost of recapitalization                       -                 -          43,487  [6]                         (43,487)
                                          ------------    --------------                                       ---------------


     Loss before income taxes                (64,948)       (2,211,978)                                           (2,255,465)


Income tax provision                         -                        -                                                     -
                                          ------------    --------------    ------------      ------------     ---------------


        Net loss                             (64,948)       (2,211,978)    $   120,299  [7]  $    141,760  [7]    (2,255,465)


Preferred stock dividends                    -                (308,351)        140,000   [8]      308,351  [8]      (140,000)
                                          ------------    --------------                                       ---------------

        Net loss attributable to common
        stock                             $  (64,948)     $  (2,520,329)                                       $  (2,395,465)
                                          ============    ==============                                       ===============


Loss per common share                                                                                          $       (0.07)
                                                                                                               ===============

Weighted average common shares
outstanding                                4,878,000         29,000,000                                            33,878,000
                                                                                                               ===============


TOMBSTONE TECHNOLOGIES, INC.
PROFORMA ADJUSTMENTS
AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2010
-------------------------------------------------------------------------------------------------------------------------

                                                                                DR               CR
                                                                            ------------    -------------

Proforma Adjustment [1]

Preferred stock                                                             $  71,360

Common stock                                                                   136,557

        Additional paid in capital                                                          $  207,917
                                                                            ------------    -------------

     To eliminate the historical equity accounts of Hunt                    $  207,917      $  207,917
                                                                            ============    =============
Proforma Adjustment [2]
Series A Preferred Stock                                                                    $
Series B Preferred Stock
        Additional Paid In Capital                                          $  1,278,225
Accumulated Deficit                                                                            1,275,725
                                                                            ------------    -------------
     To recognize the recapitalization of Hunt with existing and newly
     issued shares of Tombstone                                             $  1,278,225    $  1,278,225
                                                                            ============    =============
Proforma Adjustment [3]
        Accrued expenses and other current
        liabilities                                                             308,351     $   140,000

Additional Paid In Capital                                                  $   140,000         308,351
                                                                            ------------    -------------
     To recognized dividends related to Tombstone Series A and B
     preferred stock and reverse existing Hunt accrued dividends            $   553,982     $   553,982
                                                                            ============    =============
Proforma Adjustment [4]
Loss from asset valuation                                                   $    76,812

        Property and equipment, net                                                         $     2,620

        Intangible assets, net                                                                   74,192
                                                                            ------------    -------------
     To recognize the write-off of Tombstone  assets with no future
     value to the Company                                                   $    76,812     $    76,812
                                                                            ============    =============
Proforma Adjustment [5]
Accumulated Deficit                                                         $   141,760

        Selling, general and administrative expenses                                        $    62,951

        Interest expense                                                                          1,997

        Loss from asset valuation                                                                76,812
                                                                            ------------    -------------
     To recognize the elimination of Tombstone net loss for the year
     ended December 31, 2009                                                $   141,760     $   141,760
                                                                            ============    =============
Proforma Adjustment [6]
Cost of Recapitalization                                                    $    43,487

        Accumulated Deficit                                                                 $    43,487
                                                                            ------------    -------------
     To recognize the net liabilities of Tombstone assumed in the
     Recapitalization                                                       $    43,487     $    43,487
                                                                            ============    =============
Proforma Adjustment [7]
     To recognize the effect of income and expense adjustments on
     accumulated deficit                                                    $   120,299     $   141,760
                                                                            ============    =============
Proforma Adjustment [8]
     To recognize the effect on EPS of newly issued Tombstone
     Preferred Stock and eliminate dividends from Hunt Preferred            $   140,000     $   413,982
                                                                            ============    =============
Proforma Adjustment [9]

        Related party liabilities                                           $    30,028

Related party receivables                                                                   $    30,028
                                                                            ------------    -------------

     To recognize the elimination of intercompany balances                  $    30,028     $    30,028
                                                                            ============    =============




                                                      F-36